Exhibit 10.1

$1,600,000,000

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

as Amended and Restated as of May 19, 2011

Among

ALPHA NATURAL RESOURCES, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and as Collateral Agent,

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,
THE ROYAL BANK OF SCOTLAND PLC,

and

UNION BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agents,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Syndication Agent,

CITIGROUP GLOBAL MARKETS INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Book Managers

i

(continued)

(continued)

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT, as amended and restated as of May 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, the ISSUING BANKS party hereto from time to time, CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC and UNION BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., each as a co-documentation agent (each in such capacity, a “Co-Documentation Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as sole syndication agent (in such capacity, the “Syndication Agent”), and CITIGROUP GLOBAL MARKETS INC. and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and joint book managers (in such capacity, the “Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, Foundation PA Coal Company, LLC, a Delaware limited liability company (formerly known as Foundation Pa Coal Company), FC 2 Corp., a Delaware corporation (which subsequently merged with and into the Borrower), Foundation Coal Corporation, a Delaware corporation (which subsequently merged with and into the Borrower), the Lenders party thereto from time to time, Citicorp North America, Inc., as administrative agent and as collateral agent for such Lenders, UBS AG, Stamford Branch, Bear Stearns Corporate Lending, Inc. and Natexis Banques Populaires, each as a co-documentation agent, Citigroup Global Markets Inc. and Credit Suisse First Boston, each as a co-syndication agent, and Citigroup Global Markets Inc. and Credit Suisse First Boston, as joint lead arrangers and joint book managers, originally entered into the Credit Agreement, dated as of July 30, 2004, as amended by (i) Amendment No. 1, dated as of November 12, 2004 and (ii) Amendment No. 2, dated as of October 18, 2005 (the “Original Credit Agreement”).

WHEREAS, the Original Credit Agreement was amended and restated in its entirety as of July 7, 2006 as the First Amended and Restated Credit Agreement and was further amended by Amendment No. 1 dated as of May 22, 2009 (and effective July 31, 2009) and then was further amended and restated in its entirety as of April 15, 2010 as the Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”).

WHEREAS, the Borrower, the Lenders party hereto and the other parties hereto desire to amend and restate the Second Amended and Restated Credit Agreement in its entirety on and subject to the terms and conditions set forth herein.

WHEREAS, the Obligations (as defined in the Second Amended and Restated Credit Agreement) of the Borrower and the other Loan Parties under the Second Amended and Restated Credit Agreement and the Existing Security Documents (as defined below) are secured by certain Existing Collateral (as defined below) and are guaranteed or supported or otherwise benefited by the Existing Security Documents.

WHEREAS, the parties hereto intend that (a) the Obligations of the Borrower and the other Loan Parties under the Second Amended and Restated Credit Agreement and the other Loan Documents (as defined in the Second Amended and Restated Credit Agreement) (the “Existing Obligations”, and such other Loan Documents, the “Existing Loan Documents”) that remain unpaid and outstanding on and after the Third Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents (as defined below), (b) any letters of credit outstanding under the Second Amended and Restated Credit Agreement as of the date of this Agreement (the “Existing Letters of Credit”) shall be Letters of Credit under and as defined herein, (c) the Existing Collateral and the Existing Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (d) this Agreement and the other Loan Documents do not constitute a novation or termination of the Existing Obligations.

WHEREAS, the Lenders hereto are willing to amend and restate the Second Amended and Restated Credit Agreement and are willing to continue and extend such credit to the Borrower and each Issuing Bank is willing to issue letters of credit for the account of any Loan Party and the other parties hereto are willing to amend and restate the Second Amended and Restated Credit Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Second Amended and Restated Credit Agreement is hereby amended and restated to read in its entirety as follows and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“2019 Senior Notes” shall mean the Borrower’s 6.0% Senior Notes due 2019 in an aggregate principal amount of $800 million to be issued on or about June 1, 2011.

“2021 Senior Notes” shall mean the Borrower’s 6.25% Senior Notes due 2021 in an aggregate principal amount of $700 million to be issued on or about June 1, 2011.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Mortgage” shall mean each of the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered after the Third Amendment Effective Date with respect to Material Real Property to be encumbered pursuant to Section 5.10 hereof, as each may be amended, supplemented or otherwise modified from time to time, with respect to the Mortgaged Properties (including as amended by any Mortgage Amendment with respect thereto, if any), each substantially in the form delivered in connection with the Second Amended and Restated Credit Agreement with such changes thereto as shall be acceptable to the Collateral Agent.

“Additional Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Term Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Term Loan Commitments” shall have the meaning assigned to such term in Section 2.20(a).

“Additional Term Loan Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A to this Agreement.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) Citibank, N.A.’s Base Rate, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.0%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Margin” shall mean (i) for any day with respect to any ABR Loan, the applicable margin per annum set forth below under the caption “ABR Spread” based upon the Leverage Ratio as of the most recent determination date, (ii) for any day with respect to any Eurocurrency Loan, the applicable margin per annum set forth below the caption “Eurocurrency Spread” based upon the Leverage Ratio as of the most recent determination date and (iii) for any day with respect to any Commitment Fee, the fee per annum set forth below the Caption the caption “Commitment Fee” based upon the Leverage Ratio as of the most recent determination date.

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee
Category 1 Equal to or greater than 2.00 to 1.00	1.50%	2.50%	0.50%

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee
Category 2 Less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00	1.25%	2.25%	0.50%
Category 3 Less than 1.50 to 1.00	1.00%	2.00%	0.375%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial information of the Borrower and its Restricted Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 for purposes of this definition during the period from the Third Amendment Effective Date until the Borrower delivers pursuant to Section 5.04(b) the consolidated financial information for the fiscal quarter ended September 30, 2011; provided, further, that the Leverage Ratio shall be deemed to be in Category 1 for purposes of this definition at the option of the Administrative Agent or the Required Lenders at any time during which the Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Applicant Party” shall mean, with respect to any Letter of Credit issued hereunder, the applicable Loan Party requesting issuance of such Letter of Credit.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any acquisition of all or substantially all the assets of, or the Equity Interests in, any business, any person, division, line of business, Coal mine or other operating facility, the aggregate consideration for which exceeds $65 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower or any of the Restricted Subsidiaries to any person other than the Borrower or any other Loan Party of any asset or group of related assets, including Equity Interests of any Subsidiary, in one or a series of related transactions, the gross proceeds from which exceed $100 million; provided that Asset Disposition shall not include (i) any sale, transfer or other disposition of (x) inventory, surplus, obsolete or worn-out equipment, assets determined by management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower and its Restricted Subsidiaries, Permitted Investments or any other asset, all in the ordinary course of business, (y) any assets of a Restricted Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary or (z) unrestricted cash, cash equivalents or Permitted Investments of the Borrower or any of the Restricted Subsidiaries or (ii) Intracompany Disposals.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit B to this Agreement or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.23.

“Auction Manager” shall have the meaning assigned to such term in Section 2.23.

“Auction Notice” shall mean notification to the Auction Manager (for distribution to the Lenders of the Term Loans) containing information as required pursuant to the Auction Procedures.

“Auction Procedures” shall mean procedures for the conduct of any Auction as mutually determined by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld).

“Availability Period” shall mean the period from and including the day after the Third Amendment Effective Date to but excluding the earlier of (i) the Revolving Facility Maturity Date and (ii) with respect to any Revolving Facility Commitments that are terminated, the date of termination of the Revolving Facility Commitments; provided that Letters of Credit may be issued on the Third Amendment Effective Date.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Base Rate” shall mean the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25% to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank, N.A. in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank, N.A. for determining the then current annual assessment payable by Citibank, N.A. to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits in the United States.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to it in the recitals hereof.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of an ABR Revolving Facility Borrowing, $5 million, (b) in the case of a Eurocurrency Revolving Facility Borrowing, $5 million, and (c) in the case of a Swingline Borrowing, $500,000.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Facility Borrowing, $1 million and (b) in the case of a Swingline Borrowing, $500,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 to this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capture” shall mean to collect, treat (if necessary), process (if necessary), transport, store (if necessary), market and sell Gas that is available from any well or any bore or vent hole.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Interest Expense” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Restricted Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and its Restricted Subsidiaries for such period; without limiting the foregoing, Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing.

“Casualty and Condemnation Award” shall mean casualty insurance settlements and condemnation awards, in excess, for any one event, of $100 million, resulting from any loss, damage, destruction or condemnation of any assets of the Borrower or any Restricted Subsidiary.

A “Change in Control” shall be deemed to occur if:

(a)           at any time, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by persons who were neither (A) nominated by the Board of Directors of the Borrower or (B) appointed by directors so nominated; or

(b)           a “Change in Control” shall occur under the Senior Note Indenture; or

(c)           any “person” or “group” (each as used in Sections 13(d) and 14(d) of the Exchange Act as in effect on Third Amendment Effective Date) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act as in effect on Third Amendment Effective Date), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after Third Amendment Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after Third Amendment Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after Third Amendment Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

“Coal Gas” shall mean occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom.  For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” and “gob gas.”

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and all other assets that become subject to the Liens created by the Security Documents from time to time and shall also include the Mortgaged Properties; provided that Collateral shall not include Excluded Assets.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment, as applicable.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of Massey and its Subsidiaries, taken as a whole other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii)

relating to the coal mining industry generally, (iv) consisting of any change in Massey’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by Massey to meet published revenue or earnings projections, (v) relating to the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter (as defined in the Merger Agreement) or the Company Filed SEC Documents (as defined in the Merger Agreement) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of the Merger Agreement and the transactions contemplated hereby and performance of and compliance with the terms of the Merger Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact Massey and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry.

“Consolidated Net Debt” as of any date shall mean (without duplication) (i) the aggregate amount of all Indebtedness of the Borrower and its Restricted Subsidiaries specified in clauses (a), (b), (c) and (e) of the definition of Indebtedness (so long as, in the case of clause (e), such Guarantees are full and unconditional and such Guarantees are of Indebtedness of Unrestricted Subsidiaries or Minority Ventures specified in clauses (a), (b) and (c) of the definition of Indebtedness), plus (ii) any Receivables Net Investment of the Borrower and its Restricted Subsidiaries, minus (iii) the aggregate amount of unrestricted cash, cash equivalents and Permitted Investments of the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that

(i)            any net after-tax extraordinary or nonrecurring gains or losses or income or expenses or charges (including, without limitation, income, expenses and charges attributable to litigation and arbitration settlements, severance, retention, relocation and other restructuring costs), less all fees and expenses relating thereto shall be excluded; provided that, with respect to each nonrecurring item, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

(ii)           fees, expenses or charges related to the Transactions, any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), any incurrence or repayment of Indebtedness, including any refinancing transaction or any amendment or modification of any Indebtedness, or the issuance of any Equity Interests and including any such transaction occurring on, prior to or after the Third Amendment Effective Date (in each case, whether or not successful) shall be excluded,

(iii)          accruals and reserves that are established within twelve (12) months after the Third Amendment Effective Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded,

(iv)          any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(v)           any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,

(vi)          any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, including obligations under Swap Agreements or other derivative instruments, shall be excluded,

(vii)         (A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Agreements and the application of Accounting Standards Codifications (“ASC”) 815 Derivatives and Hedging and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses shall be excluded,

(viii)        (A) the Net Income for such period of any person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(ix)           the Net Income for such period of the Borrower and any Restricted Subsidiary (that is not a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such Restricted Subsidiary shall be included and that the Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash, or to the extent converted into cash, by such Restricted Subsidiary in respect of such period to the extent not already, or previously, included therein),

(x)            Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(xi)           any increase in depreciation, depletion or amortization or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition shall be excluded,

(xii)          any non-cash impairment charges resulting from the application of ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and the amortization of intangibles pursuant to ASC 805 Business Combinations shall be excluded, and

(xiii)         any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries shall be excluded.

“Consolidated Senior Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Net Debt that is not Subordinated Indebtedness on such date and that is secured by a Lien.

“Consolidated Tangible Assets” shall mean, as of any date, the aggregate amount of assets of the Borrower and the Restricted Subsidiaries after deducting therefrom all goodwill, Intellectual Property, unamortized debt discount and expenses and other like intangibles, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling”, “Controlled” and “Controls” shall have meanings correlative thereto.

“Conventional O & G” shall mean all liquid or gaseous hydrocarbons, other than Coal Gas, including, without limitation, condensate, distillate, and other substances produced with each of the foregoing or refined therefrom, in each case, whether known or unknown.  For the avoidance of doubt, the term “Conventional O & G” shall expressly include, without limitation, all substances commonly known as “conventional oil and gas.”

“Credit Event” shall have the meaning assigned to such term in Section 4.02.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)            provision for Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax),

(ii)           Interest Expense of the Borrower and the Restricted Subsidiaries for such period (net of interest income of the Borrower and its Restricted Subsidiaries for such period),

(iii)          depreciation, depletion and amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period,

(iv)          business optimization expenses and other restructuring charges; provided that, with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be,

(v)           any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi)          the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Borrower in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(vii)         the noncash portion of “straight-line” rent expense, and

(viii)        accretion of asset retirement obligations in accordance with ASC 410 Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; provided that, to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (i) through (viii) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof); and

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) and (iii) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)            the losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary of the Borrower,

(ii)           noncash items increasing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

(iii)          the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.

“Embargoed Person” or “Embargoed Persons” shall have the meaning given such term in Section 6.13.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, cause of action, investigation or notice by any Person, including any Governmental Authority having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, as applicable, or (B) any Environmental Law, Mining Law or Mining Permit, including the alleged or actual violation thereof.

“Environmental Law” shall mean collectively, all laws, including common law, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including (i) to the extent so related, Mining Laws (other than the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.)), and (ii) all Reclamation Laws, and (b) the generation, handling, treatment, storage, disposal or transportation, the regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Endangered Species Act, 16 U.S.C. §§1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. §§1701 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. §§7401 et. seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et seq., each as amended, and their state or local counterparts or equivalents.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Issuance Proceeds” shall mean 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower since the Third Amendment Effective Date from the issue or sale of Equity Interests of the Borrower or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) a failure to satisfy the minimum standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by the Borrower, any Subsidiary, or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrower or any Subsidiary.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean:

(i)            any Equity Interests of any Special Purpose Receivables Subsidiary;

(ii)           any promissory note made in favor of any Loan Party by any Special Purpose Receivables Subsidiary with respect to the purchase price of Receivables from such Loan Party in connection with a Permitted Receivables Financing;

(iii)          any Receivables Assets related to (including, without limitation, by being sold, pledged or financed pursuant to) a Permitted Receivables Financing;

(iv)          any Gas Properties;

(v)           that certain aircraft lease (serial number 560-5359), dated November 16, 2009, as amended as of February 16, 2010, by and between Alpha Natural Resources Services, LLC and Bank of America, N.A.;

(vi)          any assets to the extent that and for so long as the grant of a security interest therein would violate applicable law or any organizational documents or any contractual or lease provisions or give another party any rights of termination or acceleration or any rights to obtain a Lien to secure obligations owing to such party; provided that this clause (vi) will not apply to restrictions overridden by the UCC anti-assignment provisions or, to the extent this clause (vi) was applicable because the grant of a security interest would violate applicable law, if there is a change of law that would result in a grant of a security interest no longer violating applicable law; provided, further, that upon the removal of all restrictions specified in this clause (vi) or upon such change in law, as may be applicable, the exclusion set forth in this clause (vi) shall no longer apply; and

(vii)         any assets owned directly or indirectly by a Foreign Subsidiary.

“Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by a jurisdiction as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, its applicable lending office in, or doing business in such jurisdiction (other than a business arising or deemed to arise by reason of executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments, receiving or perfecting a security interest under, or enforcing any Loan Document),  including, for the avoidance of doubt, any U.S. federal backup withholding tax under Section 3406 of the Code, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender or Issuing Bank (except in the case of an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding tax that is imposed pursuant to law in effect at the time such Lender or Issuing Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding tax that is attributable to such recipient’s failure to comply with Section 2.17(e) and (e) any tax, assessment or other governmental charge imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Collateral” shall mean Existing Personal Property Collateral and Existing Real Property Collateral.

“Existing Letters of Credit” shall have the meaning assigned to such term in the recitals hereof.

“Existing Loan Documents” shall have the meaning assigned to it in the recitals hereof.

“Existing Mortgages” shall mean each of the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered prior to the date hereof (including as amended by any Mortgage Amendment with respect thereto, if any), as each may be amended, supplemented or otherwise modified from time to time, with respect to the Existing Real Property Collateral.

“Existing Obligations” shall have the meaning assigned to it in the recitals hereof.

“Existing Personal Property Collateral” shall mean property other than Real Property that, as of immediately prior to the Third Amendment Effective Date, is collateral securing Indebtedness under the Second Amended and Restated Credit Agreement.

“Existing Real Property Collateral” shall mean all Real Property that, as of immediately prior to the Third Amendment Effective Date, is collateral secured by the Existing Security Documents, as listed on Schedule 3.07(a).

“Existing Security Documents” shall mean the Security Documents in effect, as of immediately prior to the Third Amendment Effective Date, with respect to the Second Amended and Restated Credit Agreement.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Term Loan Facility and the Revolving Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Borrower for transactions less than $100 million and (ii) the Board of Directors of the Borrower (unless otherwise provided in this Agreement) for transactions valued at, or in excess of, $100 million.

“FATCA” shall mean Sections 1471 through 1471 of the Code as in effect on the date hereof, any amended or successor provisions to the extent substantially comparable thereto, and in each case, any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of the Third Amendment Effective Date by and among the Borrower and Citicorp North America, Inc., as amended from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Amended and Restated Credit Agreement” shall mean the Original Credit Agreement as amended and restated, and in effect, on July 7, 2006 (including all schedules, annexes and exhibits thereto).

“First Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit D to this Agreement, between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted Notes issued pursuant to Section 6.02(f) that are intended to be secured on a pari passu basis with the Obligations.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Freeport Assets” shall mean all Equity Interests in, and assets of, Freeport Mining, LLC, a Delaware limited liability company, Freeport Resources, LLC, a Delaware limited liability company, and River Processing Corporation, a Delaware corporation.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Gas” shall mean Conventional O & G and Coal Gas.

“Gas Co.” shall mean any Person that is created for the purpose of holding or that otherwise holds, directly or indirectly, Hydrocarbon Property, so long as such Person’s only assets, held directly or indirectly, consist of Hydrocarbon Property; provided that Alpha Shale Holdings, LLC and Alpha Shale Resources, LP shall each be deemed to be a Gas Co.

“Gas Properties” shall mean (a) any Hydrocarbon Property, and (b) any capital stock, partnership interests, membership interests, or other ownership interests of any Gas Co.

“Gas Rights” shall have the meaning assigned to such term in the definition of “Hydrocarbon Property.”

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee and Collateral Agreement” shall mean the Amended and Restated Guarantee and Collateral Agreement, substantially in the form of Exhibit E to this Agreement, executed by the Loan Parties, together with each supplement executed and delivered pursuant to Section 5.10, pursuant to which the Loan Parties (1) guarantee the Obligations and (2) grant to the Collateral Agent to secure the Obligations (x) a first-priority security interest in all Equity Interests owned by any Loan Party (other than any Equity Interests pledged to secure Indebtedness pursuant to Section 6.02(j)); provided that, in no event, shall more than 65% of the issued and outstanding voting equity interests of any Foreign Subsidiary be pledged and (y) a security interest in substantially all tangible and intangible personal property owned by any Loan

Party, including accounts (other than Receivables Assets), inventory, equipment, investment property, contract rights, Intellectual Property, other intangibles and proceeds of the foregoing; provided that, in no event, shall any security interests be granted in any Excluded Assets.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hydrocarbon Property” shall mean all of the following:

(a)           all right, title, interest and estate of any Loan Party, whether now owned or hereafter acquired (“Gas Rights”) in and to:

(i)            any “drilling unit”, as that term is commonly used in the Gas business, including but not limited to those that are established or prescribed by field rules or other regulatory orders,

(ii)           any well or any vent or bore hole drilled and permitted for the commercial production of Gas and/or degasification of a coalbed, coal formation, coal seam or mine area and any site on which it is located,

(iii)          equipment that is used or useful solely in connection with the Capture or monitoring of Gas produced from any well or any vent or bore hole described in clause (a)(ii) above, including, without limitation, any wellhead equipment, compressor, treating facility, storage facility, processing plant and gathering or transportation line, and in no event including any equipment which if sold would disrupt or negatively affect the Coal operations of the Loan Parties in any material respect,

(iv)          all assets associated solely with any item described in clauses (a)(i), (ii) and (iii) above, including, without limitation, Gas reserves, surface rights of way and all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning Gas,

(v)           any Gas and any right to Capture Gas,

(vi)          any lease, agreement, instrument, order, declaration, understanding or other arrangement, as the same may be amended, modified, supplemented, replaced, or amended and restated, relating to (A) the Capture of Gas, or (B) the pooling, utilization or communization of Gas, and

(vii)         other assets solely used in the ordinary course of business in connection with the operation, administration or management of Gas operations;

(b)           all tenements, hereditaments, appurtenances and properties now owned or hereafter acquired by any Loan Party to which the Gas Rights described above in paragraph (a) of this definition are, in any way, appertaining, belonging, fixed or incidental, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful solely in connection with the operating, working or development of any of such Gas Rights or the lands pooled or unitized therewith including any and all surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

(c)           all of the rights, titles, and interests of every nature whatsoever now owned or hereafter acquired by any Loan Party in and to (i) the items described above in paragraphs (a) and (b) above of this definition, as the same may be enlarged by the discharge of any payment out of production or by the removal of any charge or Permitted Real Estate Encumbrance to which any such item described above in paragraphs (a) and (b) above of this definition is subject, and (ii) any and all additional interests of any kind hereafter acquired by and Loan Party in and to Gas Rights; and

(d)           all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to, or arising out of those items that are described in paragraphs (a) through (c) above of this definition and all proceeds and products and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets.

“Improvements” shall have the meaning assigned to such term in the Mortgages and Additional Mortgages, as applicable.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by debentures, promissory notes or similar instruments evidencing obligations for borrowed money, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities, but not any refinancings, extensions, renewals or replacements thereof, incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed or are limited in recourse, but limited to the fair market value of such property, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, and (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of standby letters of credit, but not trade letters of credit, but only to the extent such standby letters of credit have been drawn upon and not reimbursed thereafter within thirty (30) days.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  The amount of any such Indebtedness shall be the principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.  Indebtedness shall not include (x) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Borrower delivered pursuant to Section 5.04(a) or (b), (y) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations, (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, have not been reimbursed thereafter within thirty (30) days or (vi) obligations resulting from cash management services and (z) any liabilities of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) EBITDA for the four quarter period ended as of such day to (b) Cash Interest Expense for the four quarter period ended as of such day; provided that, to the extent any transaction described in clauses (i) and (ii) of the definition of Pro Forma Basis has occurred during such period of four consecutive fiscal quarters, EBITDA and Cash Interest Expense for such period shall be determined on a Pro Forma Basis.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Loan Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than a Loan Party, and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Restricted Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intracompany Disposal” shall mean the sale, transfer or other disposition by a Loan Party at any time after the Third Amendment Effective Date of Third Amendment Effective Date Assets to any Subsidiary that is not a Loan Party.

“Issuing Bank” shall mean, as the context may require: (a) Citicorp North America, Inc., (b) Bank of America, N.A., (c) PNC Bank, National Association, (d) Union Bank, N.A., (e) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), or (f) collectively, all of the foregoing.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Investment” shall have the meaning assigned to such term in Section 6.01.

“Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 1.01 to this Agreement, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.20.

“Lender Default” shall mean (i) the refusal for three or more Business Days (which has not been retracted) of a Lender to (a) make available its portion of any Borrowing, (b) to acquire participations in a Swingline Loan pursuant to Section 2.04 or (c) to fund its portion of any unreimbursed payment under Section 2.05(e) (each a “funding obligation”), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent or stated publicly that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06, (iii) such Lender has, for ten or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (subject, in the case of clauses (i) through (iii) preceding, to such Lender’s rights in the case of a bona-fide dispute) or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender Default is in effect under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person, as insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company; provided that a Lender Insolvency Event shall not have occurred solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower ended as of such date; provided that, to the extent any transaction described in clauses (i) and (ii) of the definition of Pro Forma Basis has occurred during such period of four consecutive fiscal quarters, EBITDA for such period shall be determined on a Pro Forma Basis.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Citicorp North America, Inc. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Fee Letter and any promissory note issued under Section 2.09(e).

“Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any Loans under the Additional Revolving Facility Commitments or Additional Term Loan Commitments).

“Local Time” shall mean New York City time.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Massey” shall mean Massey Energy Company, a Delaware corporation.

“Massey 2.25% Convertible Notes” shall mean the 2.25% Convertible Senior Notes due 2024 issued by Massey.

“Massey 3.25% Convertible Notes” shall mean the 3.25% Convertible Senior Notes due 2015 issued by Massey.

“Massey 6.875% Senior Notes” shall mean the 6.875% Senior Notes due 2013 issued by Massey.

“Massey Mortgaged Property” shall mean all Material Real Property owned by Massey and its Restricted Subsidiaries; provided, however, that Massey Mortgaged Property shall not include any Massey Principal Property for so long as the Massey 2.25% Convertible Notes or the Massey 3.25% Convertible Notes are outstanding and have a negative pledge clause.

“Massey Mortgages” shall mean each of the mortgages, deeds of trust, assignments of leases and rents and other security documents to be delivered within one hundred and twenty (120) days after the Third Amendment Effective Date or such longer period as the Collateral Agent may agree in its reasonable discretion with respect to Massey Mortgaged Property, as each may be amended, supplemented or otherwise modified from time to time, each substantially in the form delivered in connection with the Second Amended and Restated Credit Agreement with such changes thereto as shall be acceptable to the Collateral Agent.

“Massey Principal Property” shall have the meaning ascribed to such terms in the indentures pursuant to which the Massey 2.25% Convertible Notes and the Massey 3.25% Convertible Notes were issued as in effect on the Third Amendment Effective Date.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25 million.

“Material Real Property” shall mean (i) any real property owned in fee by any Loan Party on which an active preparation plant or an active mine is located that, with respect to Massey Mortgaged Property, has a Fair Market Value at the time of acquisition in excess of $25 million and, with respect to any other Real Property acquired after the Third Amendment Effective Date, has a Fair Market Value at the time of acquisition in excess $75 million and (ii) any real property in which a Loan Party has a leasehold interest with annual minimum royalties, rents or any similar payment obligations, with respect to the Massey Mortgaged Property, in excess of $5 million in the most recently ended fiscal year and, with respect to any other Real Property acquired after the Third Amendment Effective Date, in excess of $20 million in the most recently ended fiscal year; provided that, Material Real Property shall not include Excluded Assets.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of January 28, 2011 (including all schedules, annexes and attachments thereto) providing for the merger of Mountain Merger Sub, Inc., a Wholly Owned Subsidiary of the Borrower, with and into Massey, which will be the surviving corporation of the merger and a Wholly Owned Subsidiary of the Borrower.

“Merger Transaction” shall mean the merger and related transactions contemplated by the Merger Agreement.

“Mine” means any excavation or opening into the earth now and hereafter made from which Coal or other minerals are or can be extracted on or from any of the Real Properties in which any Loan Party holds an ownership, leasehold or other interest.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities.  Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Lease” shall mean a lease, license or other use agreement held on the Third Amendment Effective Date or thereafter acquired which provides the Borrower or any Restricted Subsidiary the real property and water rights, other interests in land, including Coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary to recover Coal from any Mine (i) currently operated by the Borrower or any Restricted Subsidiary or (ii) part of any of Borrower’s mine plans.  Leases which provide the Borrower or any Restricted Subsidiary the right to construct and operate a preparation plant and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover Coal from any Mine being operated by the Borrower or any Restricted Subsidiary.

“Minority Venture” shall mean any Person (other than a Subsidiary) in which the Borrower and its Restricted Subsidiaries collectively hold an equity ownership interest and which is engaged in a Permitted Business, including, as of the Third Amendment Effective Date, Alpha Shale Holdings, LLC and Alpha Shale Resources, LP.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Amendment” shall mean any amendment of a Mortgage or an Additional Mortgage encumbering Mortgaged Property.

“Mortgaged Properties” shall mean all Real Property as and when subject to a Mortgage or an Additional Mortgage.

“Mortgages” shall mean the Existing Mortgages and the Massey Mortgages, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties (including as amended by any Mortgage Amendment with respect thereto, if any).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to the Borrower, any Subsidiary or any ERISA Affiliate (a) is making or has an obligation to make contributions, (b) has within any of the preceding six plan years made or had an obligation to make contributions or (c) otherwise could incur liability.

“Net Cash Proceeds” shall mean:

(a)           100% of the cash proceeds of any Asset Disposition or Casualty and Condemnation Award actually received by the Borrower (whether in a single or a series of related transactions), or any of its Restricted Subsidiaries from any Asset Disposition or Casualty and Condemnation Award including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise (other than those pursuant to Section 6.05(a), (b), (c), (d), (e), (f), (g), (h) or (j)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, and

(b)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.02 net of all taxes and fees (including investment banking fees), commission, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of any of them shall be disregarded.

“Net Income” shall mean, with respect to any person, the net income (loss) attributable to such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document (including interest accruing or monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” shall have the meaning assigned to such term in Section 3.21(b)(v).

“Open Market Purchase” shall have the meaning assigned to such term in Section 2.24.

“Original Credit Agreement” shall have the meaning assigned to it in the recitals hereof.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.  For the avoidance of doubt, the term “Other Taxes” shall not include any Excluded Taxes.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Guarantee and Collateral Agreement or any other form approved by the Collateral Agent.

“Permit” shall mean any and all permits, approvals, registrations, notifications, exemptions and any other regulatory authorization, in each case, from a Governmental Authority having jurisdiction.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, Real Property or other property of a nature or type that is used or useful in a Permitted Business or a combination of such equipment, Real Property or other property and cash or cash equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that (x) any cash or cash equivalents received must be applied in accordance with Section 2.11, (y) the fair market value of the equipment, Real Property or other property received is at least as great as the fair market value of the equipment, Real Property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information as to the determination of such fair market value and (z) any equipment, Real Property or other property received in exchange for Collateral shall constitute Collateral under the Security Documents and shall become subject to the Lien of such Security Document upon receipt thereof.

“Permitted Business” means any business or business activity conducted by the Borrower or its Subsidiaries on the Third Amendment Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto (including extraction, processing and marketing of any types of minerals) or a reasonable extension, development or expansion thereof or ancillary or complementary thereto.

“Permitted Gas Properties Transactions” shall mean a disposition, lease, merger, or distribution of Gas Properties to any party that is not a Loan Party.

“Permitted Investments” shall mean:

(a)                                  United States dollars or any other currencies held from time to time in the ordinary course of business;

(b)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c)                                  certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any lender party to the Third Amended and Restated Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million;

(d)                                 repurchase obligations for underlying securities of the types described in clauses (b), (c) and (f) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)                                  commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;

(f)                                    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;

(g)                                 mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(h)                                 money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;

(i)                                     time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of ½ of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(j)                                     Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.

“Permitted Notes” means (i) unsecured senior or senior subordinated debt securities of the Borrower, (ii) debt securities of the Borrower that are secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations pursuant to a Second Lien Intercreditor Agreement or (iii) debt securities of the Borrower that are secured by a Lien ranking pari passu with the Liens securing the Obligations pursuant to a First Lien Intercreditor Agreement; provided that (a) in the case of debt securities issued in reliance on Section 6.02(f)(ii), such debt securities are issued for cash consideration, (b) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date of the Term Loan Facility (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (c) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those in this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such debt securities, together with a reasonably detailed description of the material terms and conditions of such debt securities or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (d) at the time that any such Permitted Notes are issued (and after giving effect thereto) no Event of Default shall exist, (e) the Borrower shall be in compliance with Sections 6.10 and 6.11, after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), (f) no Subsidiary of the Borrower (other than a Guarantor) shall be an obligor under the Permitted Notes and no Permitted Notes shall be secured by any collateral other than the Collateral and (g) the Permitted Notes shall contain a provision substantially similar to Section 9.19, and if a Collateral Release shall occur then the collateral securing the Permitted Notes shall be released.

“Permitted Real Estate Encumbrances” shall mean (a) Liens and other encumbrances permitted by clauses (a), (c), (d), (e), (f) and (g) of Section 6.03; (b) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; (c) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP; (d) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower or any Restricted

Subsidiary or would not result in a Material Adverse Effect; (e) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); (f) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business and any precautionary UCC financing statement filing in respect of operating leases (and not any Indebtedness) entered into in the ordinary course of business; and (g) the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Third Amendment Effective Date: (i) encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (ii) rights and easements of owners (A) of undivided interests in any of the Real Property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (B) of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (C) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (D) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or Subsidiary; (iii) with respect to any Real Property in Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns); (iv) farm, grazing, hunting, recreational and residential leases with respect to which Borrower or any Restricted Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties; (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and (vii) rights of repurchase or reversion when mining and reclamation are completed.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets or interests therein; provided that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the aggregate Receivables Net Investment shall not exceed $400 million at any time.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, and (e) if the Indebtedness being Refinanced is secured by any collateral of Domestic Subsidiaries (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided that, if such Indebtedness is secured equally and ratably with the Obligations such Indebtedness shall contain a provision substantially similar to Section 9.19, and if a Collateral Release shall occur then the Collateral securing such Indebtedness shall be released.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower, any other Subsidiary or any ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i)                                     in making any determination of EBITDA, pro forma effect shall be given to the Merger Transaction, any Asset Disposition and any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period; and

(ii)                                  in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of the Merger Transaction, of any Asset Acquisition or of any Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the Merger Transaction, such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.  For purposes of Pro Forma Basis, the purchase of Gas Properties shall be deemed an Asset Acquisition.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities (or of the Borrower and its Subsidiaries) furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Third Amendment Effective Date.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Ratings Event” shall mean the receipt by the Borrower of a corporate credit rating and corporate family rating of at least BB+ (stable) from S&P and of at least Ba1 (stable) from Moody’s.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary (including, without limitation, any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any Restricted Subsidiary, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including, without limitation, all preparation plants or other Coal processing facilities and loadout and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof.

“Rebuild Companies” shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower, and Powers Shop LLC, a Virginia limited liability company and a wholly owned subsidiary of the Borrower.

“Rebuild Equipment” shall mean mining and related equipment acquired from persons who are not Affiliates of the Borrower that is sold by either of the Rebuild Companies in the ordinary course of its business.

“Receivable” means any indebtedness and other obligations owed to any Loan Party or a Special Purpose Receivables Subsidiary or any right of a Special Purpose Receivables Subsidiary or any Loan Party to payment from or on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the Contract relating to such Receivable) from any Loan Party or any right to reimbursement for funds paid or advanced by a Special Purpose Receivables Subsidiary or any Loan Party on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the Contract relating to such Receivable) from any Loan Party, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto (it being understood that indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction).

“Receivables Assets” shall mean any Receivable and Related Security from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that, if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reclamation Laws” shall mean all laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in Illinois, Kentucky, Pennsylvania, Utah, West Virginia and Wyoming state laws.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.”Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing” shall mean the repayment of all existing Indebtedness outstanding under the Second Amended and Restated Credit Agreement as of the Third Amendment Effective Date and all existing Indebtedness for borrowed money of Massey and its subsidiaries as of the Third Amendment Effective Date, other than Indebtedness hereunder, Indebtedness with an individual obligation below $10 million and the Indebtedness listed on Schedule 6.02(d), and the discharge (or the making of arrangements for discharge) of all Liens other than Liens permitted pursuant to Section 6.03.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X under the Securities Act of 1933, as amended.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees and agents of such person and such person’s Affiliates.

“Related Security” means, with respect to any Receivable:

(a)                                  all of a Special Purpose Receivables Subsidiary’s and any Loan Party’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)                                 all instruments and chattel paper that may evidence such Receivable (and do not evidence any asset that is not a Receivable);

(c)                                  all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the

Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)                                 solely to the extent applicable to such Receivable, the rights, interests and claims under the Contracts and all guarantees, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e)                                  all of a Special Purpose Receivables Subsidiary’s rights, interests and claims under the Permitted Receivables Documents; and

(f)                                    all collections and other proceeds and products of any of the foregoing, as defined in the UCC, that are or were received by a Loan Party or Special Purpose Receivables Subsidiary, including, without limitation, all funds which either are received by a Loan Party or Special Purpose Receivables Subsidiary from or on behalf of the obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of the above Receivables or are applied to such amounts owed by the obligors (including, without limitation, any insurance payments that a Loan Party or Special Purpose Receivables Subsidiary applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors in respect of the above Receivables or any other parties directly or indirectly liable for payment of any such Receivables, and all books and records of any Loan Party to the extent related to any of the Receivables Assets.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time.  The

Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean any Investment not permitted under Section 6.01.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments of such commitments by or to such Lender under Section 9.04.  The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 1.01 to this Agreement under the heading “Revolving Facility Commitment” opposite such Revolving Facility Lender’s name, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable.  The aggregate amount of the Revolving Facility Commitments on the Third Amendment Effective Date is $1,000 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time, (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and (c) such Revolving Facility Lender’s Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any Revolving Facility Lender that extends Additional Revolving Facility Commitments as a Revolving Facility Lender).

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01 or by an Additional Revolving Facility Lender pursuant to Section 2.20.  Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean June 30, 2016.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amended and Restated Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Second Lien Intercreditor Agreement” means an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens that are intended to rank junior to the Liens securing the Obligations and that are otherwise permitted pursuant to Section 6.03 providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until the termination of the Commitments and the repayment in full (or cash collateralization of Letters of Credit) of all Obligations outstanding under this Agreement, the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions for limited protective actions that may be taken by the holders of such junior Lien Indebtedness) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Mortgage Amendments, the Additional Mortgages, the Guarantee and Collateral Agreement and each of the other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to Section 5.10 of this Agreement or which otherwise pledge, grant or purport to pledge or grant a security interest or lien on any property as Collateral for Obligations; provided that, in no event, shall any such instruments and documents grant any security interests in any Excluded Assets.

“Senior Note Indenture” shall mean the indenture to be dated on or about June 1, 2011, among the Borrower and the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Third Amendment Effective Date, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and the supplemental indenture or indentures under which the 2019 Senior Notes and the 2021 Senior Notes will be issued, among the Borrower and the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Third Amendment Effective Date, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Notes” shall mean the 2019 Senior Notes and the 2021 Senior Notes.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that, to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Restricted Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Restricted Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Representations” shall mean the following:  (a) the representations made by Massey in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, and (b) the representations set forth in (i) Sections 3.01, 3.02, 3.04, 3.09, 3.10, 3.18 and 3.21 and (ii) Sections 3.03 and 4.02(a), (b) and (c) of the Guarantee and Collateral Agreement.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Third Amendment Effective Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Indebtedness” shall mean any Indebtedness that (x) is contractually subordinated to the Indebtedness under the Loan Documents (other than any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries) or (y) consists of notes that (i) are issued after the Third Amendment Effective Date in an aggregate principal amount for any issue of not less than $100,000,000, (ii) are either issued under Rule 144A promulgated by the SEC or are registered under the Securities Act and (iii) that do not benefit from guarantees by substantially the same Domestic Subsidiaries that are Subsidiary Guarantors.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.02(g).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings.  Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Wholly Owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and that executes the Guarantee and Collateral Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2 to this Agreement.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Third Amendment Effective Date is $100 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citicorp North America, Inc., in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the Borrower after the Third Amendment Effective Date that is reasonably satisfactory to the Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans hereunder.  The initial amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 1.01 to this Agreement under the heading “Term Loan Commitment” opposite such Term Loan Lender’s name, or in the Assignment and Acceptance pursuant to which such Term Loan Lender shall have assumed its Term Loan Commitment, as applicable.  The aggregate amount of the Term Loan Commitments on the Third Amendment Effective Date is $600 million.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans (including any Additional Term Loan Lender).

“Term Loan Maturity Date” shall mean June 30, 2016.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 or 2.20 (including any Additional Term Loans).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Third Amendment and Restatement Transactions” shall mean the execution and delivery of this Agreement and the transactions contemplated thereby (including, without limitation, the execution and delivery of the Security Documents contemplated thereby) and the payment of fees and expenses related thereto.

“Third Amendment Effective Date” shall mean the date that the conditions precedent set forth in Section 4.01 of this Agreement have been satisfied.

“Third Amendment Effective Date Assets” shall mean the assets owned or leased on the Third Amendment Effective Date by entities that are Loan Parties on the Third Amendment Effective Date, or owned or leased on the Third Amendment Effective Date by entities that are Wholly Owned Domestic Subsidiaries of Loan Parties on the Third Amendment Effective Date and thereafter become Loan Parties, including Massey and its subsidiaries; provided that Third Amendment Effective Date Assets shall not include (x) Freeport Assets and (y) Excluded Assets (other than assets described in clause (vi) of the definition of Excluded Assets).

“Transactions” shall mean the Merger Transaction; the Third Amendment and Restatement Transactions; the payment in full of all obligations under the Massey credit agreement, dated as of November 8, 2010; the issuance of the Senior Notes; the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the Massey 2.25% Convertible Notes; the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the Massey 3.25% Convertible Notes; the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the Massey 6.875% Senior Notes; the redemption, defeasance or other retirement (whether through tender offer or otherwise) of the 7.25% Senior Notes due 2014 issued by Foundation PA Coal Company, LLC; and the payment of fees and expenses related to all of the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” shall mean (i) any person that becomes an Unrestricted Subsidiary in accordance with Section 5.13(a), (ii) any Special Purpose Receivables Subsidiary; provided that any such Special Purpose Receivables Subsidiary of the Borrower that is an Unrestricted Subsidiary shall, upon the termination of any such Permitted Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary and may not be re-designated as an Unrestricted Subsidiary and (iii) as of the Third Amendment Effective Date, ANR Receivables Funding, LLC, Coalsolv, LLC, Gray Hawk Insurance Company and Rockridge Coal Company.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Lender” shall mean any Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Patriot Act” has the meaning assigned to such term in Section 3.08(a).

“Wholly Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary and whose shares are not held, directly or indirectly, by any Foreign Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                                                     Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”   The words “assets” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Third Amendment Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  For purposes of determining compliance with Section 6.01 through Section 6.09 with respect to any amount in a currency other than Dollars, such amount shall be determined as of the date of incurrence thereof, and shall not be affected as a result of fluctuations in currency values.

SECTION 1.03.                                                     Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions to occur on the Third Amendment Effective Date, unless the context otherwise requires.

SECTION 1.04.                                                     Effect of this Agreement on the Second Amended and Restated Credit Agreement and the Other Existing Loan Documents.  Upon satisfaction of the conditions set forth in Section 4.01, this Agreement shall become effective and binding on the Borrower, the Agents, the Lenders and the other parties hereto and the provisions of the Second Amended and Restated Credit Agreement shall be replaced by the provisions of this Agreement; provided that (a) the Existing Obligations of the Borrower and the other Loan Parties under the Second Amended and Restated Credit Agreement and the Existing Loan Documents (in each case, as further amended from time to time) that remain unpaid and outstanding as of and after giving effect to the Third Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Existing Letters of Credit shall continue as Letters of Credit under this Agreement, (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (d) any Person entitled to the benefits of Section 2.15, 2.16, 2.17 or 9.05 of the Second Amended and Restated Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement and (e) this Agreement and the other Loan Documents do not constitute a novation or termination of the Existing Obligations.  Each Loan Document that was in effect immediately prior to the Third Amendment Effective Date shall continue to be effective and, unless the context otherwise requires, any reference to the Original Credit Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement or the Second Amended and Restated Credit Agreement contained therein shall be deemed to refer to this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01.                                                     Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees

(a)                                  to make Term Loans to the Borrower on the Third Amendment Effective Date in Dollars in a principal amount not to exceed its Term Loan Commitment, and

(b)                                 to make Revolving Facility Loans denominated in Dollars to the Borrower, at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.                                                     Loans and Borrowings.

(a)                                  Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing shall be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date applicable to such Borrowing or Term Loan Maturity Date applicable to such Borrowing.

SECTION 2.03.                                                     Requests for Borrowings.  To request a Revolving Facility Borrowing and/or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     whether the requested Borrowing is to be a Revolving Facility Borrowing;

(ii)                                  the aggregate amount of the requested Borrowing (expressed in Dollars);

(iii)                               the date of such Borrowing, which shall be a Business Day;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)                                 in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                                                     Swingline Loans.

(a)                                  Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the

Availability Period applicable to the Revolving Facility, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Borrowing the Borrower shall notify the Administrative Agent and the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing (expressed in Dollars).  Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)                                  A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., Local Time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it with a maturity date prior to the Revolving Facility Maturity Date applicable to such Revolving Facility Lender.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent the Swingline Loan or Loans for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.                  Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, any Loan Party may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period applicable to the Revolving Facility and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding any provision hereof, no Issuing Bank shall be required to issue any Letter of Credit to the extent that as a result of such issuance the aggregate face amount of all outstanding Letters of Credit issued by such Issuing Bank would exceed the amount set forth adjacent to such Issuing Bank’s name on Schedule 2.05(a) or as otherwise agreed by the Borrower and the applicable Issuing Bank and the Administrative Agent from time to time.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed $850 million, and (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender that will continue to be a Revolving Facility Lender through the expiry date of such Letter of Credit, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement relating to a Letter of Credit in which such Revolving Facility Lender has a participation made by such Issuing Bank in Dollars not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Prior to the Revolving Facility Maturity Date, the aggregate amount of participations in Letters of Credit held by Revolving Facility Lenders shall be shared ratably by all Revolving Facility Lenders in proportion to their respective Revolving Facility Commitments.

(e)           Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower and the Applicant Party (if other than the Borrower) shall be jointly and severally liable for reimbursing such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., Local Time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If the Borrower or the Applicant Party (if other than the Borrower) fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower or the Applicant Party (if other than the

Borrower) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each applicable Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f)            Obligations Absolute.  The joint and several obligation of the Borrower and the Applicant Party (if other than the Borrower) to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by the Borrower or the Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower and the Applicant Party (if other than the Borrower) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower or the Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided, further, that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans and (C) Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)           Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to the Issuing Banks referred to in clauses (a), (b), (c), (d) and (e) in the definition of “Issuing Bank”) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks.  Each such additional Issuing Bank shall execute a counterpart of this

Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.  To the extent that any additional Issuing Bank becomes a party to this Agreement, then the Administrative Agent, in consultation with all Issuing Banks, shall amend and replace Schedule 2.05(a) accordingly, notwithstanding anything to the contrary contained in Section 9.08 (it being understood that no consent of the Lenders or the Borrower shall be required to amend and replace such schedule).

(l)            Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment, renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m)          Existing Letters of Credit.  The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

SECTION 2.06.                  Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                  Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                  Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date.  The Term Loan Commitments (but not the Additional Term Loan Commitments) shall terminate upon the making of the Term Loans pursuant to Section 2.01.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $1 million and not less than $5 million (or, if less, the remaining amount of any Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility, except as provided in Section 2.22.

SECTION 2.09.                  Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loan, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.                  Repayment of Term Loans and Revolving Facility Loans.

(a)           Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Term Loan Facility

September 30, 2011	$7,500,000.00
December 31, 2011	$7,500,000.00
March 31, 2012	$7,500,000.00
June 30, 2012	$7,500,000.00
September 30, 2012	$15,000,000.00
December 31, 2012	$15,000,000.00
March 31, 2013	$15,000,000.00
June 30, 2013	$15,000,000.00
September 30, 2013	$22,500,000.00
December 31, 2013	$22,500,000.00
March 31, 2014	$22,500,000.00
June 30, 2014	$22,500,000.00
September 30, 2014	$30,000,000.00
December 31, 2014	$30,000,000.00
March 31, 2015	$30,000,000.00
June 30, 2015	$30,000,000.00
September 30, 2015	$75,000,000.00
December 31, 2015	$75,000,000.00
March 31, 2016	$75,000,000.00
June 30, 2016	$75,000,000.00

In the event that any Additional Term Loans are made on an Increased Amount Date, the amount due on each Term Loan Installment Date (other than the Term Loan Maturity Date) occurring after the Increased Amount Date shall be as set forth in the joinder agreement applicable to such Additional Term Loans; provided that (x) the weighted average life to maturity of such Additional Term Loans shall not be shorter than the weighted average life to maturity of the Term Loans and (y) the stated maturity date of such Additional Term Loans shall be no earlier than the Term Loan Maturity Date.

(b)           To the extent not previously paid all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c)           Prepayment of the Term Loan Borrowings in the amount of Section 2.11(c) Excess Net Cash Proceeds pursuant to Section 2.11(c), in the amount of Section 2.11(d) Excess Proceeds pursuant to Section 2.11(d) or in the amount of Section 2.11(e) Net Cash Proceeds pursuant to Section 2.11(e) shall be applied, first, to reduce the scheduled amortization payments in respect of Term Loan Borrowings due over the succeeding twenty-four (24) months immediately following the event giving rise to such prepayment and, second, to reduce the remaining scheduled amortization payments in respect of Term Loan Borrowings on a pro rata basis (based on the amount of such amortization payments).  Any optional prepayments pursuant to Section 2.11(a) shall be applied to reduce the remaining scheduled amortization payments in respect of Term Loan Borrowings as directed by the Borrower.

(d)           Any Lender holding Term Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c), (d) or (e), not to have such prepayment applied to such Lender’s Term Loans, in which case, the full amount not so applied shall be retained by the Borrower.

(e)           Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower, shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.                  Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e).

(b)           In the event and on such occasion that the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrower under the Revolving Facility shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to the Borrower, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c)           In the event that the Net Cash Proceeds (including the Fair Market Value of noncash proceeds) received in any fiscal year of the Borrower from any Asset Dispositions and Casualty and Condemnation Awards made on or after the Third Amendment Effective Date exceed the greater of $1,500 million and 15% of Consolidated Tangible Assets as of the end of such fiscal year as determined upon delivery of annual financial statements pursuant to Section 5.04(a) (any such excess, the “Gross Proceeds Asset Disposition Excess”), the amount, if any, of Net Cash Proceeds received in such fiscal year from such Asset Dispositions (but not more than the Gross Proceeds Asset Disposition Excess) (such excess Net Cash Proceeds, the “Section 2.11(c) Excess Net Cash Proceeds”) shall be applied, not later than five (5) Business Days after the delivery of such annual financial statements, to prepay Term Loans in accordance with Section 2.10(c).  If the amount of Section 2.11(c) Excess Net Cash Proceeds exceeds the amount of Term Loans then outstanding, the Revolving Facility Commitments shall be reduced by the amount of such excess in accordance with Section 2.08(b).

(d)           In the event that the aggregate gross proceeds (including the Fair Market Value of noncash proceeds) of any Intracompany Disposals made on or after the Third Amendment Effective Date exceed $500 million, any aggregate gross proceeds in excess of such amount (such excess gross proceeds, the “Section 2.11(d) Excess Proceeds”) shall be treated as Net Cash Proceeds and, not later than five (5) Business Days after the receipt of the Section 2.11(d) Excess Proceeds, the Borrower shall prepay Term Loans in the amount of the Section 2.11(d) Excess Proceeds in accordance with Section 2.10(c).  If the amount of Section 2.11(d) Excess Proceeds exceeds the amount of Term Loans then outstanding, the Revolving Facility Commitments shall be reduced by the amount of such excess in accordance with Section 2.08(b)

(e)           In the event that the Borrower or any Restricted Subsidiary receives any Net Cash Proceeds described in clause (b) of the definition thereof on or after the Third Amendment Effective Date (the “Section 2.11(e) Net Cash Proceeds”), not later than five (5) Business Days after the receipt of the Section 2.11(e) Net Cash Proceeds, the Borrower shall prepay Term Loans in the amount of the Section 2.11(e) Net Cash Proceeds in accordance with Section 2.10(c).  If the amount of Section 2.11(e) Net Cash Proceeds exceeds the amount of Term Loans then outstanding, the Revolving Facility Commitments shall be reduced by the amount of such excess in accordance with Section 2.08(b).

SECTION 2.12.                  Fees.

(a)           The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, ten (10) Business Days after the last day of March, June, September and December in each year, and three (3) Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee as set forth in the definition of Applicable Margin (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Third Amendment Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated).

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero.  The Commitment Fee due to each Lender shall begin to accrue on the Third Amendment Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)           The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, ten (10) Business Days after the last day of March, June, September and December of each year and three (3) Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Third Amendment Effective Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) ten (10) Business Days after the last day of March, June, September and December of each year and three (3) Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% (or such other percentage to be mutually agreed upon between the Borrower and the applicable Issuing Lender) per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)           The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter (the “Administrative Agent Fees”).

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13.                  Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)           Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing or, if requested by the Borrower, shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

SECTION 2.15.                  Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii)           subject any Lender or Issuing Bank to any Tax of any kind whatsoever with respect to any Loan Document, or any Loan made or to be made by such Lender, or any participation in any Letter of Credit, or the issuance by the Issuing Bank of any Letter of Credit, or the performance by such Lender or the Issuing Bank of its obligations under any Loan Document, or change the basis of Tax applicable to payments to any Lender or the LC Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any tax on net income, profits or overall gross receipts, including but not limited to any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)          impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower (in the case of a Loan) or the Borrower (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16.                  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.                  Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if a Loan Party or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party or the Administrative Agent shall make such deductions and (iii) such Loan Party or the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Loan Party shall, jointly and severally, indemnify the Agents, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.  If a Loan Party determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which indemnification payments have been made under this Section 2.17(c), the Administrative Agent, Issuing Bank, or Lender (as applicable) shall use reasonable efforts to cooperate with the Loan Party in challenging such Indemnified Taxes or Other Taxes, at the Loan Party’s expense, if so requested by the Loan Party in writing; provided that nothing in this Section 2.17(c) shall obligate the Administrative Agent, Issuing Bank, or any Lender to take any action that, in its reasonable judgment, would be materially disadvantageous to such Person.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Taxes with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Taxes with respect to any payments to be made to such Lender under any Loan Document) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(i)            Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)           Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the US Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)           two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)           in the case of a Foreign Lender that is not a bank described in Section 881(c)(3)(A) of the Code and that is entitled to claim the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F-1, Exhibit F-2, Exhibit F-3 or Exhibit F-4 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) certifying that it is so entitled,

(D)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN,

United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each direct or indirect beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), and/or

(E)           two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary (as determined by the Borrower or the Administrative Agent) (A) for the Borrower and the Administrative Agent to comply with their obligations under FATCA and (B) to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)            If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g)           For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include without limitation any Swingline Lender and Issuing Bank.

SECTION 2.18.                  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by each Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan, (ii) reimbursement obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.                  Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20.                  Increase in Revolving Facility Commitments and/or Term Loan Commitments.

(a)           Additional Commitments.

(i)            At any time following the Third Amendment Effective Date, the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the “Additional Revolving Facility Commitments”) and/or the Term Loan Commitments (any such increase, the “Additional Term Loan Commitments” and together with the Additional Revolving Facility Commitments, if any, the “Additional Commitments”).  Such notice shall (A) specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Additional Commitments and, in the case of Additional Term Loan Commitments, the date for borrowing, as applicable, be made available, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent and (B) offer each Revolving Facility Lender (in the case of Additional Revolving Facility Commitments) and/or Term Loan Lender (in the case of Additional Term Loan Commitments) the right to increase its Revolving Facility Commitment and/or Term Loan Commitment, as applicable, on a pro rata basis.  The Borrower shall notify the Administrative Agent in writing of the identity of each Revolving Facility Lender, Term Loan Lender or other financial institution reasonably acceptable to the Administrative Agent (each, an “Additional Revolving Facility Lender,” an “Additional Term Loan Lender” or generally, an “Additional Lender”) to whom the Additional Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Additional Commitments may elect or decline, in its sole discretion, to provide an Additional Commitment.

(ii)           Such Additional Commitments shall become effective as of such Increased Amount Date, and in the case of Additional Term Loan Commitments, such Additional Term Loans in respect hereof (“Additional Term Loans”) shall be made on such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Commitments and Loans; (2) after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Borrower shall be in compliance with Sections 6.10 and 6.11; and (3) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the Additional Commitments.

(iii)          The sum of the outstanding Additional Revolving Facility Commitments and the principal amount outstanding of Additional Term Loans, when aggregated with the principal amount outstanding of Permitted Notes, shall not exceed $1,250 million; provided that this limitation shall be increased by $750 million if, at the time of such increase, after giving effect on a Pro Forma Basis to Additional Revolving Facility Commitments as if they were fully drawn on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), and to the incurrence of Additional Term Loans and Permitted Notes as if such incurrence had occurred on such day, the Senior Secured Leverage Ratio shall not be in excess of 1.00 to 1.00.

(iv)                              The all-in-yield of any Additional Term Loans shall be as provided in the joinder agreement pursuant to which such Additional Term Loans are established (it being understood that the “all-in-yield” shall be determined after taking into account original issue discount, assuming a four-year average life, fees, other than bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable Lenders, and interest margin and, if the LIBO Rate in respect of any Additional Term Loans includes an interest rate floor greater than the LIBO Rate then applicable to the existing Term Loans, such interest rate floor shall be equated to interest margin).  In the event that the all-in-yield for any Additional Term Loans in excess of the initial $500 million in Additional Term Loans is more than fifty basis points (0.50%) greater than the all-in-yield for the Term Loans (or other term loan previously established as an Additional Term Loan hereunder), then the all-in-yield for the Term Loans (or other term loan previously established as an Additional Term Loan hereunder) will be increased such that after giving effect thereto the all-in-yield for the Term Loans (or other term loan established as an Additional Term Loan hereunder) is fifty basis points (0.50%) less than the all-in-yield for the Additional Term Loans.

(v)                                 The Additional Commitments shall contain a provision substantially similar to Section 9.19, and if a Collateral Release shall occur then the Collateral securing Additional Commitments shall be released.

(b)                                 On any Increased Amount Date on which Additional Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the Additional Revolving Facility Lenders, and each of the Additional Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and Additional Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such Additional Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each Additional Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each Additional Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c)                                  On any Increased Amount Date on which Additional Term Loan Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each Additional Term Loan Commitment shall be deemed for all purposes a Term Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Term

Loan, (ii) each Additional Term Loan Lender shall become a Lender with respect to the Term Loan Commitments and all matters relating thereto and (iii) the Additional Term Loans shall be made by each Additional Term Loan Lender on the Increased Amount Date.  All Additional Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d)                                 The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the Additional Commitments and the Additional Lenders.

SECTION 2.21.                                                     Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Third Amendment Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22.                                                     Defaulting Lender.

(a)                                  Cash Collateral Call.  If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, each Issuing Bank and the Swingline Lender, as the case may be, may, by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.  Upon termination of any Letter of Credit or repayment of any Swingline Loan, the Issuing Banks and Swingline Lender shall return any Cash Collateral and terminate such other arrangements relating to such Letter of Credit or Swingline Loan.

(b)                                 Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Disbursement, (ii) repay an outstanding

Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(c)                                  Cure.  If the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their reasonable discretion that a Lender that is a Defaulting Lender no longer falls under the definition of “Defaulting Lender” the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender.  Upon receipt of any such notice, the Issuing Banks and the Swingline Lender shall return any Cash Collateral held in respect of such Non-Defaulting Lender’s obligations.  If any Defaulting Lender is replaced pursuant to Section 2.19(b), the Issuing Banks and the Swingline Lender shall return any Cash Collateral held in respect of such replaced Defaulting Lender.

(d)                                 Assignment of Commitments.  If any Lender becomes a Defaulting Lender, such Defaulting Lender may be replaced as provided in Section 2.19; and

(e)                                  Termination of Commitments.  If any Lender becomes a Defaulting Lender, the commitments of such Defaulting Lender may be reduced or terminated as provided in Section 2.08 on a non-ratable basis.

SECTION 2.23.                                                     Reverse Dutch Auction Repurchases.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing elected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)                                     each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii)                                  no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction, and the Borrower shall have delivered to the Administrative Agent and Auction Manager a certificate signed by a Responsible Officer of the Borrower confirming compliance with this clause (ii);

(iii)                               the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $1 million and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv)                              after giving effect to any purchase of Term Loans pursuant to this Section 2.23, the sum of (x) the aggregate Available Unused Commitments and (y) the aggregate amount of all unrestricted cash, cash equivalents and Permitted Investments of the Borrower and its Restricted Subsidiaries less (z) the aggregate amount of long-term Indebtedness of the Borrower and its Restricted Subsidiaries (other than the Term Loans) coming due within twelve (12) months, shall not be less than $700 million;

(v)                                 the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi)                              no more than one Auction may be ongoing at any one time;

(vii)                           the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.23 and 2.24 shall not exceed $120 million; and

(viii)                        the Borrower represents and warrants that, at the time of each such Auction, it shall have no material non-public information that has not been previously disclosed to investors or has not otherwise been disseminated to the public in accordance with Regulation FD prior to such time.

(b)                                 The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder.  With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.23, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.10, 2.11 or 2.16.

(c)                                  The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.23 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 2.11, 2.16, 2.18 and

9.04, it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.23 shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.23.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 2.24.                                                     Open Market Purchases.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)                                     no Default or Event of Default shall have occurred and be continuing on the date of such Open Market Purchase, and the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower confirming compliance with this clause (i);

(ii)                                  after giving effect to any purchase of Term Loans pursuant to this Section 2.24, the sum of (x) the aggregate Available Unused Commitments and (y) the aggregate amount of all unrestricted cash, cash equivalents and Permitted Investments of the Borrower less (z) the aggregate amount of long-term Indebtedness of the Borrower and its Restricted Subsidiaries (other than the Term Loans) coming due within twelve (12) months, shall not be less than $700 million;

(iii)                               the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold); and

(iv)                              the aggregate principal amount of all Term Loans purchased pursuant to Section 2.23 and Section 2.24 shall not exceed $120 million; and

(v)                                 the Borrower represents and warrants that, at the time of such purchase, it shall have no material non-public information that has not been previously disclosed to investors or has not otherwise been disseminated to the public in accordance with Regulation FD prior to such time.

(b)                                 With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.24, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (y) such purchases (after the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.10, 2.11 or 2.16.

(c)                                  The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.24 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 2.11, 2.16, 2.18 and 9.04, it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.24 shall not constitute Investments by the Borrower) that may otherwise prohibit any Open Market Purchase by this Section 2.24.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01.                                                     Organization; Powers.  Except as set forth on Schedule 3.01, each of the Borrower and each of the Restricted Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02.                                                     Authorization.  The execution, delivery and performance by the Borrower and each of the Restricted Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Third Amendment and Restatement Transactions to which it is party (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and such Restricted Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (including, without limitation, any Mining Law), or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority (including, without limitation, any Mining Permit) or (C) any indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument to which the Borrower or any such Restricted Subsidiary is a party or by which any of them or any of their respective assets are or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument, where any such violation, conflict, breach, default, cancellation, acceleration or loss referred to in clause (i) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any assets now owned or hereafter acquired by the Borrower or any such Restricted Subsidiary, other than the Liens created by the Loan Documents, that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.03.                                                     Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.                                                     Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Third Amendment and Restatement Transactions except for (a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, Mortgage Amendments and the Additional Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04 and (e) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.                                                     Financial Statements.

(a)                                  There has heretofore been furnished to the Lenders:

(i)                                     the consolidated balance sheets as of December 31, 2010 and 2009, and related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, and certified by the chief financial officer of the Borrower; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate;

(ii)                                  the unaudited consolidated balance sheet of the Borrower and its subsidiaries dated March 31, 2011 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the fiscal quarter ended on that date; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit;

(iii)                               the consolidated balance sheets as of December 31, 2010 and 2009, and related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of Massey and its subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, and certified by the chief financial officer of Massey; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of Massey and its subsidiaries as of the dates and for the periods to which they relate;

(iv)                              the unaudited consolidated balance sheet of Massey and its subsidiaries dated March 31, 2011 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the fiscal quarter ended on that date; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of Massey and its subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit;

(v)                                 (A) the consolidated pro forma statement of operations of the Borrower and its subsidiaries for the fiscal year ended December 31, 2010 and (B) the consolidated pro forma balance sheet of the Borrower and its subsidiaries as at March 31, 2011 and the related consolidated pro forma statement of operations of the Borrower and its subsidiaries for the fiscal quarter ended on that date (such pro forma balance sheets and statements of operations, the “Pro Forma Financial Statements”); the Pro Forma Financial Statements have been filed with the SEC and have been prepared on the basis of the assumptions specified in such SEC filings, have been prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable as of the date of such SEC filings, and present fairly in all material respects on a pro forma basis and in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder, the estimated financial position of the Borrower and its Subsidiaries as at the dates specified in clauses (A) and (B), and their estimated results of operations for the periods covered thereby, on the basis of such assumptions.

SECTION 3.06.                                                     No Material Adverse Effect.  Since December 31, 2010, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07.                                                     Title to Properties; Possession Under Leases.

(a)                                  Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in all Mortgaged Properties, subject solely to Permitted Real Estate Encumbrances and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower and the Restricted Subsidiaries have maintained or caused to be maintained, in all respects and in accordance with normal mining industry practice, all of the machinery, equipment, vehicles, preparation plants or other Coal processing facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by the Borrower and the Restricted Subsidiaries that is necessary to conduct their business as it is now conducted at such properties, except where the failure to maintain would not reasonably be expected to have a Material Adverse Effect.  All of the Existing Real Property Collateral, as listed in Schedule 3.07(a), is, as of the Third Amendment Effective Date, encumbered by Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties securing the Obligations.  All of the Massey Mortgaged Properties will be encumbered, within one hundred and twenty days (120) of the Third Amendment Effective Date or such longer period as the Collateral Agent may agree in its reasonable discretion, by Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties securing the Obligations.

(b)                                 Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases (including, without limitation, Mining Leases) to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except (i) leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect and (ii) that are less than fully marketable because the consent of the lessor to a future assignment has not been obtained.  Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, in each case other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  As of the Third Amendment Effective Date, except as set forth on Schedule 3.07(c), none of the Borrower or any of the Restricted Subsidiaries has received written or, to the knowledge of the Borrower and the Restricted Subsidiaries, other notice of claims that the Borrower or any Restricted Subsidiary has mined any Coal that it did not have the right to mine on any Mortgaged Property or mined any Coal in such a manner as to give rise to any claims for loss, waste or trespass on any Mortgaged Property, and, to the knowledge of the Borrower and the Restricted Subsidiaries, no facts exist upon which such a claim could be based other than claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Each of the Borrower and the Restricted Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights and rights or licenses with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(d).

(e)                                  As of the Third Amendment Effective Date, none of the Borrower and its Restricted Subsidiaries has received any written or, to the knowledge of the Borrower, other notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Third Amendment Effective Date, except where such condemnation proceeding would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(e).

(f)                                    None of the Borrower and its Restricted Subsidiaries is obligated on the Third Amendment Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.03, 6.04 or 6.05 and other than customary buy-back provisions following the termination of mining operations, satisfaction of reclamation obligations and release of applicable Mining Permits with respect to a Mortgaged Property, except where such right of first refusal, option or other contractual right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(f).

(g)                                 Schedule 3.07(g) sets forth as of the Third Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of each Restricted Subsidiary of the Borrower and, as to each such Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Restricted Subsidiary, indicating the ownership thereof.

(h)                                 As of the Third Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other rights to receive Equity Interests of the Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Restricted Subsidiaries, except where such subscriptions, options, warrants, calls, rights or other agreements or commitments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(h).

(i)                                     With respect to each Mortgaged Property on which significant surface Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.                                                     Litigation; Compliance with Laws.

(a)                                  Except as set forth on Schedule 3.08(a) or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any

Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, the Borrower or any of the other Restricted Subsidiaries or any business, property or rights of any such person (i) as of the Third Amendment Effective Date, that involve any Loan Document or the Transactions or (ii) which would reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions; (y) none of the Borrower or any Restricted Subsidiary has been notified in writing, or, to the knowledge of the Borrower and the Restricted Subsidiaries, otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive any Mining Permit should be revoked, i.e., “permit blocked”; and (z) to the knowledge of the Borrower, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any of the Borrower or any Restricted Subsidiary ineligible to receive surface mining permits.  Neither the Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b)                                 Except as set forth in Schedule 3.08(b), none of the Borrower, the Restricted Subsidiaries or their respective assets is, as of the Third Amendment Effective Date, in violation of (nor will the continued operation of their material assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval, Mining Law, Mining Permit, Mining Lease or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09.                                                     Federal Reserve Regulations.

(a)                                  None of the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10.                                                     Investment Company Act.  None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11.                                                     Use of Proceeds.  The Borrower will use the proceeds from Borrowings of Revolving Facility Loans after the Third Amendment Effective Date for working capital and general corporate purposes.  The Borrower will use the proceeds from the Term Loans borrowed on the Third Amendment Effective Date for the Transactions.

SECTION 3.12.                                                     Tax Returns.  Except as set forth on Schedule 3.12:

(a)                                  Each of the Borrower and each of its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and (iii) has materially complied with all of its obligations in its capacity as withholding agent under applicable law;

(b)                                 Each of the Borrower and each of its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due, which Taxes, if not paid or adequately provided for, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c)                                  Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: with respect to each of the Borrower and each of its Restricted Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority.

SECTION 3.13.                                                     No Material Misstatements.

(a)                                  All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Restricted Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives (excluding any reserve reports) and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Third Amendment Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)                                 The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the initial Lenders hereunder, and as of the Third Amendment Effective Date, and (ii) as of the Third Amendment Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.14.                                                     Employee Benefit Plans.  Each of the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.  The excess of the present value of all benefit liabilities under each Plan of the Borrower and each Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.                                                     Environmental Matters.  Except as disclosed on Schedule 3.15 and except as to matters that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower, or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened in writing against the Borrower or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained or in a timely manner applied for all Permits necessary for ownership of its assets and for its operations as currently conducted to comply with all applicable Environmental Laws and is in compliance with the terms of such Permits and with all other applicable Environmental Laws, (iii) the Borrower and the Subsidiaries have made available to the Administrative Agent prior to the Third Amendment Effective Date the most recent environmental audit, if any, then available with respect to the operations of each of the Borrower and the Subsidiaries, (iv) to the knowledge of the Borrower and the Subsidiaries, no Hazardous Material is located at, on, under or is emanating from any property or facility currently owned, operated or leased by the Borrower or any of the Subsidiaries that would reasonably be likely to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of the Subsidiaries and disposed of, or transported to or Released at any location in a manner that would reasonably be likely to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, (v) to the knowledge of the Borrower and the Subsidiaries, there are no agreements in effect as of the Third Amendment Effective Date pursuant to which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Third Amendment Effective Date, (vi) to the knowledge of the Borrower and the Subsidiaries, there are no landfills, disposal areas, or surface impoundments (including slurry impoundments) located at, on, in or under the assets of the Borrower or any Subsidiary for which the Borrower or any Subsidiary does not hold a valid Permit pursuant to Mining Laws and Environmental Laws, and which are closed or to be closed and reclaimed pursuant to Mining Laws and Environmental Laws, and (vii) to the knowledge of the Borrower and the Subsidiaries as of the Third Amendment Effective Date, except as listed on Schedule 3.15(vii), there are not currently and since January 1, 2008 there have not been any underground storage tanks “owned,” or “operated” (as defined by applicable Environmental Law) by any of the Borrower or any Subsidiary or present or located on the Borrower’s or any Subsidiary’s Real Property.  For purpose of Section 7.01(a), each of the representations and warranties contained in clauses (iv), (v), (vi) and (vii) of this Section 3.15 that are qualified by the knowledge of the Borrower and the Subsidiaries shall be deemed not to be so qualified.

SECTION 3.16.                                                     Security Documents.

(a)                                  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) constituting “securities” or “instruments” within the meaning of the UCC as in effect in the State of New York pledged under the Guarantee and Collateral Agreement, when certificates or instruments representing such Pledged Collateral are delivered to the Collateral Agent in the State of New York, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 6 of the Perfection Certificate dated as of the Third Amendment Effective Date in appropriate form are filed in the offices specified on Schedule 7 of the Perfection Certificate dated as of the Third Amendment Effective Date, the Liens created by the Guarantee and Collateral Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except (x) in the case of Equity Interests, Liens to secure Indebtedness incurred pursuant to Section 6.02(j) and (y) in the case of other Collateral, Liens expressly permitted by Section 6.03 and Liens having priority by operation of law).

(b)                                 When a short-form of the Guarantee and Collateral Agreement is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Liens created by the Guarantee and Collateral Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) will constitute (and, after giving effect to the Amendment and Restatement Transactions, with respect to Loan Parties existing prior to the date hereof, continues to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property registered in the name of the Loan Parties with the United States Patent and Trademark Office and the United States

Copyright Office that constitutes Collateral, to the extent perfection can be obtained by filing with such offices and/or the UCC financing statements, in each case prior and superior in right to any other person (it being understood that subsequent financing statements and filings and recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Amendment Effective Date).

(c)                                  The Mortgages are and Additional Mortgages shall be (including after giving effect to the Third Amendment and Restatement Transactions and the Mortgage Amendments) effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder (it being understood, however, that such Mortgaged Property shall not include any lease, contract or other agreement to the extent and for so long as such lease, contract or other agreement is excluded from the Mortgaged Property pursuant to the terms of each applicable Mortgage or Additional Mortgage) and the proceeds thereof, and when such Mortgages, Mortgage Amendments and Additional Mortgages are filed or recorded in the proper real estate filing or recording offices, the Liens created by the Mortgages in favor of the Collateral Agent (for the benefit of the Secured Parties) shall constitute (and, after giving effect to the Third Amendment and Restatement Transactions, shall continue to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Permitted Real Estate Encumbrances and Liens having priority by operation of law.

SECTION 3.17.                                                     Location of Real Property and Premises.  Schedule 8(a) to the Perfection Certificate dated as of the Third Amendment Effective Date is a true, accurate and complete list of all of the Mortgaged Properties owned or leased as of the Third Amendment Effective Date.

SECTION 3.18.                                                     Solvency.

(a)                                  Immediately after giving effect to the Transactions to occur on the Third Amendment Effective Date, (i) the fair value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries,  on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on a consolidated basis did not and will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Third Amendment Effective Date.

(b)                                 The Borrower does not intend to, and does not believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

SECTION 3.19.                                                     Labor Matters.  Except as set forth on Schedule 3.19 or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any respect of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP; and (d) consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.20.                                                     Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or the Restricted Subsidiaries as of the Third Amendment Effective Date.  As of such date, such insurance is in full force and effect.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 3.21.                                                     Anti-Terrorism Law.

(a)                                  No Loan Party and, to the knowledge of the Borrower, none of its respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Loan Party and, to the knowledge of the Borrower, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Borrower, no broker or other agent of any Loan Party (in connection with its acting in any capacity in connection with the Loans) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.                                                     Conditions to Initial Credit Event.  The obligation of each Lender to make its initial Credit Event hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent shall have received the following, each of which shall be originals or facsimiles unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent:

(i)                                     executed counterparts of this Agreement;

(ii)                                  a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Third Amendment Effective Date;

(iii)                               a counterpart of the Guarantee and Collateral Agreement, executed by the Borrower and each Wholly Owned Domestic Subsidiary of the Borrower as of the Third Amendment Effective Date, other than any Unrestricted Subsidiary;

(iv)                              a Perfection Certificate containing information as to each Loan Party as of the Third Amendment Effective Date;

(v)                                 certificates, if any, representing the Equity Interests pledged by any Loan Party as of the Third Amendment Effective Date accompanied by undated stock powers executed in blank;

(vi)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party on the Third Amendment Effective Date;

(vii)                           (i) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit G to this Agreement and (ii) an opinion of local counsel in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        a certificate from the chief financial officer of the Borrower attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Third Amendment Effective Date after giving effect to the Transactions to occur on the Third Amendment Effective Date, substantially in the form of Exhibit H to this Agreement;

(ix)                                the Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03; and

(x)                                   the Administrative Agent shall have received a certificate executed and delivered by a Responsible Officer of the Borrower certifying that the representations specified in clause (b) of the definition of “Specified Representations” are true and correct as of the Third Amendment Effective Date.

(b)                                 The security interests granted by each Loan Party to the Collateral Agent pursuant to the Guarantee and Collateral Agreement shall have been perfected to the extent perfection is required by the Guarantee and Collateral Agreement.

(c)                                  Since the date of the Merger Agreement, no Company Material Adverse Effect shall have occurred.

(d)                                 The Lead Arrangers shall have received the Pro Forma Financial Statements and the financial statements described in Section 3.05.

(e)                                  The Specified Representations shall be true and correct on and as of the Third Amendment Effective Date.

(f)                                    The Refinancing shall have been consummated or shall be consummated simultaneously with the initial funding of the Loans on the Third Amendment Effective Date.

(g)                                 An irrevocable notice of redemption shall have been delivered for the Massey 2.25% Convertible Notes and sufficient funds deposited with the trustee under the related indenture to redeem, defease or satisfy and/or discharge, as applicable, any Massey 2.25% Convertible notes outstanding as of the Third Amendment Effective Date.

(h)                                 The tender for the Massey 6.875% Senior Notes shall have been launched and shall have expired and sufficient funds shall have been deposited with the trustee under the related indenture to pay for the tendered notes and to redeem, defease or satisfy and/or discharge, as applicable, any Massey 6.875% Senior Notes outstanding as of the Third Amendment Effective Date.

(i)                                     The Senior Notes shall have been issued or shall be issued simultaneously with the initial funding of Loans on the Effective Date.

(j)                                     The Merger Transactions shall have been consummated concurrently with the initial funding of the Loans on the Third Amendment Effective Date in compliance with applicable law and in accordance with the Merger Agreement, without waiver or amendment thereof or any consent thereunder unless consented to by the Lead Arrangers other than any waiver or amendment that does not materially adversely affect the ability of the Borrower to perform its obligations under this Agreement; provided that without the consent of the Lead Arrangers, the Borrower shall not increase the portion of the purchase price payable in cash.

(k)                                  Subject to Section 5.14, the Collateral Agent shall have received the following:

(i)                                     with respect to each Existing Mortgage in effect prior to the Third Amendment Effective Date encumbering Mortgaged Property, a Mortgage Amendment to the applicable Mortgage duly executed and acknowledged by the applicable Loan Party (it being understood, however, that if each lessor and lessee party to an “Intercompany Lease”, as defined in the Second Amended and Restated Credit Agreement, is not party to an Existing Mortgage and each applicable Existing Mortgage is not sufficient as reasonably determined by the Collateral Agent to provide the Secured Parties with substantially similar rights and benefits afforded thereto under the “Intercompany Lease Agreement”, as defined in the Second Amended and Restated Credit Agreement, the Collateral Agent shall have received such Mortgage Amendments or new Mortgages, and documents of the type described in clauses (ii) and (iii) of this Section 4.01(k), each in form and substance reasonably satisfactory to the Collateral Agent, duly executed and acknowledged by such lessors and lessees providing the Secured Parties with such rights and benefits), and in form for recording in the recording office where such Existing Real Property Collateral is located (including, without limitation, the “Mortgaged Premises”, as defined in each Intercompany Lease Agreement), together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii)                                  a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each property subject to such Existing Mortgages on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located, which such Mortgaged Properties are set forth on Schedule 8(c) to the Perfection Certificate (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(iii)                               a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 of this Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable); (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured; (C) in the case of flood insurance, (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (3) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation or non-renewal and (4) otherwise be in form and substance satisfactory to the Collateral Agent;

(iv)                              evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all mortgage recording taxes and related charges required for the recording of such Mortgage Amendments to the Existing Mortgages to be effective as of the Third Amendment Effective Date; and

(v)                                 with respect to each property subject to such Existing Mortgages and Mortgage Amendments as of the Third Amendment Effective Date, as listed on Schedule 3.07(a), an opinion of local counsel in form and substance reasonably satisfactory to the Collateral Agent.

(l)                                     UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(m)                               certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the

Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Real Estate Encumbrances or any other Liens acceptable to the Collateral Agent).

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any Collateral upon which a Lien may be perfected by the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, to the extent any Collateral is not provided on the Third Amendment Effective Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of a Lien on such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Third Amendment Effective Date but shall be required to be delivered after the Third Amendment Effective Date; provided that (a) with respect to perfection of security interests in UCC Filing Collateral, the Borrower shall have delivered all applicable UCC financing statements to the Administrative Agent or shall have authorized (or shall have caused the applicable Guarantor to authorize) the Administrative Agent to file all applicable UCC financing statements and (b) the Borrower shall have delivered all Stock Certificates to the Administrative Agent.  For purposes of this paragraph, “UCC Filing Collateral” means collateral for which a security interest can be perfected by filing a UCC financing statement.  “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Restricted Subsidiaries for which (x) a security interest can be perfected by delivering such stock certificates and (y) a security interest is required to be perfected pursuant to the Guarantee and Collateral Agreement.

In the event that the Third Amendment Effective Date shall not have occurred prior to 2:00 p.m. on September 1, 2011, this Agreement shall automatically terminate other than Sections 9.05, 9.07, 9.11, 9.16 and 9.21.

SECTION 4.02.                                                     All Credit Events.  On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event a “Credit Event”) (other than the Initial Credit Event):

(a)                                  The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)                                 The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)                                  At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless such Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by Cash Collateralization satisfactory to each Issuing Bank or Swingline Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will cause each of the Restricted Subsidiaries to:

SECTION 5.01.                                                     Existence; Businesses and Properties.

(a)                                  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04, and except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises and authorizations necessary to the normal conduct of its business, and, subject to the Borrower’s reasonable business judgment, the material patents, trademarks, service marks, trade names, copyrights and rights or licenses with respect thereto necessary to the normal conduct of its business, (ii) comply in all respects with all applicable laws, rules, regulations (including any zoning, mining, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.                                                     Insurance.

(a)                                  Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, industry practices and self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)                                 Keep its insurable Mortgaged Properties adequately insured, with customary deductibles, at all times by financially sound and reputable insurers, including self-insurance in accordance with customary industry practices; cause all property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Third Amendment Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any of the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder; and, with respect to all Mortgaged Properties, deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)                                  If any portion of any Mortgaged Property upon which a “Building” (as defined in 12 CFR Chapter 11, Section 339.2) is located is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(d)                                 With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance (or equivalent coverage) and coverage against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)                                  Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any of its Restricted Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f)                                    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)                                     none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii)                                  the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and its Restricted Subsidiaries or the protection of their properties.

SECTION 5.03.                                                     Taxes.  Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

SECTION 5.04.                                                     Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                  within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, commencing with the fiscal year ended December 31, 2011, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b)                                 commencing with the fiscal quarter ended June 30, 2011, within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Borrower, on behalf of the Borrower, as (A) having been prepared in accordance with GAAP and (B) presenting fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit  (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c)                                  (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending June 30, 2011, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Event of Default resulting from a breach of Section 6.10 or 6.11 (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of its Subsidiaries with the SEC or distributed to the stockholders of the Borrower generally, as applicable;

(e)                                  if, as a result of any change in accounting principles and policies from those as in effect on the Third Amendment Effective Date, the consolidated financial statements of the Borrower and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, 30 days after the first delivery of financial statements pursuant to paragraphs (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(f)                                    within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by the Borrower for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of the Borrower and the Subsidiaries, accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g)                                 concurrently with the delivery of financial statements under clause (a) above and otherwise upon the reasonable request of the Administrative Agent, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g);

(h)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i)                                     promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(j)                                     deliver to the Administrative Agent for prompt further distribution to each Lender, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.04(a) and (b), a summary consolidating statement of income (loss) from continuing operations, net income (loss), revenue, EBITDA, assets, liabilities and any net increase (decrease) in cash and equivalents, of Unrestricted Subsidiaries for the relevant period and use commercially reasonable efforts to make senior officers of the Borrower available to discuss such information or the information specified in Section 5.04(a) promptly after such information is delivered to the Administrative Agent.

Documents required to be delivered pursuant to Section 5.04(a), 5.04(b) or 5.04(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, at www.alphanr.com; provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.05.                                                     Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)                                  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c)                                  the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.                                                     Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), including all Mining Laws and Mining Permits, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.                                                     Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08.                                                     Use of Proceeds.  Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

SECTION 5.09.                                                     Compliance with Environmental Laws.  Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, facilities and properties; and obtain and renew all Permits required pursuant to Environmental Laws for its operations, facilities and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.                                                     Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, subject to any applicable limitation in any Security Document, the Borrower shall:

(a)                                  upon, after the Third Amendment Effective Date, (1) the formation or acquisition of any new direct or indirect Wholly Owned Domestic Subsidiary by any Loan Party, (2) the designation in accordance with Section 5.13 of any existing wholly owned domestic Unrestricted Subsidiary of a Loan Party as a Restricted Subsidiary or (3) any Domestic Subsidiary becoming a Wholly Owned Domestic Subsidiary, in each case, with respect to clauses (1), (2) and (3), other than (x) an Unrestricted Subsidiary or (y) a newly acquired Subsidiary whose Indebtedness outstanding at the time of its acquisition would restrict the ability of such Subsidiary to become a Subsidiary Guarantor or require that a Lien securing other Indebtedness also secure any outstanding Indebtedness of such newly acquired Subsidiary, as designated in writing and delivered to the Administrative Agent and Collateral Agent:

(i)                                     within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)                              cause each such Wholly Owned Domestic Subsidiary (a “New Subsidiary Guarantor”) to execute a counterpart to the Guarantee and Collateral Agreement;

(B)                                cause the security interests granted by such New Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement to be perfected to the extent required by the Guarantee and Collateral Agreement;

(ii)                                  within ninety (90) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion deliver to the Collateral Agent, to the extent such formation, acquisition or designation occurs after the Third Amendment Effective Date:

(A)                              an Additional Mortgage duly executed and acknowledged by the New Subsidiary Guarantor with respect to each Material Real Property owned or leased by such New Subsidiary Guarantor, and in form for recording in the recording office where such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(B)                                a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property to be subject to an Additional Mortgage on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(C)                                a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 of this Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall (1) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (2) name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (3) in the case of flood insurance, (x) identify the addresses of each property located in a special flood hazard area, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation or non-renewal and (4) otherwise be in form and substance satisfactory to the Collateral Agent;

(D)                               evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all search and examination charges, mortgage recording taxes and related charges required for the recording of such Additional Mortgages; and

(E)                                 an opinion of local counsel in form and substance reasonably satisfactory to the Collateral Agent and such other documents, instruments, certificates and materials to the extent reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

(b)                                 within ninety (90) days after the acquisition by any Loan Party of any Material Real Property owned by such Loan Party, to the extent acquired after the Third Amendment Effective Date,

(i)                                     an Additional Mortgage duly executed and acknowledged by such Loan Party with respect to each Material Real Property owned or leased by such Loan party, and in form for recording in the recording office where such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii)                                  a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(iii)                               a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02 of this Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured, (C) in the case of flood insurance, (1) identify the addresses of each property located in a special flood hazard areas, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (3) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation or non-renewal and (D) be otherwise in form and substance satisfactory to the Collateral Agent;

(iv)                              evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all search and examination charges, mortgage recording taxes and related charges required for the recording of such Additional Mortgages; and

(v)                                 an opinion of local counsel in form and substance reasonably satisfactory to the Collateral Agent and such other documents, instruments, certificates and materials to the extent reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

(c)                                  On the date that all of the Massey 2.25% Convertible Notes and Massey 3.25% Convertible Notes are paid in full or discharged, the requirements of Section 5.10(b) shall apply to the Massey Principal Property as if it had been acquired on such date.

Notwithstanding anything to the contrary herein, (1) the Borrower and its subsidiaries shall not be required to grant a security interest in any (A) Excluded Assets or (B) any Real Property or other property held by the Borrower or any of its Restricted Subsidiaries as a lessee under a lease if the Collateral Agent determines (in its reasonable discretion) that the Real Property or other property subject to such lease is not material to the business or operations of the Borrower and its subsidiaries, taken as a whole, and (2) if, and for so long as, the creation or perfection of pledges of or security interests in particular assets, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, such assets need not be pledged.

SECTION 5.11.                                                     Fiscal Year; Accounting.  In the case of the Borrower, cause its fiscal year to end on December 31.

SECTION 5.12.                                                     Proceeds of Certain Dispositions.  If, as a result of the receipt of any cash proceeds by the Borrower or any Restricted Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Borrower would be required by the terms of the Senior Note Indenture to make an offer to purchase any Senior Notes, then, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire, or cause a Restricted Subsidiary to acquire, assets, Equity Interests or other securities in a manner that is permitted by Section 6.01, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.13.                                                     Unrestricted Subsidiaries.

(a)                                  The Board of Directors or other applicable governing body of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate any Unrestricted Subsidiary as a Restricted Subsidiary, upon receipt by the Administrative Agent of written notice from the Borrower that from and after such notice such subsidiary shall be or cease to be an Unrestricted Subsidiary, as applicable; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Special Purpose Receivables Subsidiary, immediately after giving effect to such designation, on a Pro Forma Basis, the Borrower shall be in compliance with Sections 6.10 and 6.11, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate notifying the Administrative Agent of any such designation and also setting forth in reasonable detail the calculations demonstrating compliance with the such covenants.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 6.01 by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

(b)                                 The Borrower shall cause each Unrestricted Subsidiary to: (i) maintain entity records and books of account separate from those of the Borrower and its Restricted

Subsidiaries, (ii) not commingle its funds or assets with those of any of the Borrower and its Restricted Subsidiaries and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of the Borrower and its Restricted Subsidiaries.

SECTION 5.14.                                                     Post-Closing Covenant.  With respect to any Existing Real Property Collateral subject to an Existing Mortgage, (a) if the actions described in Section 4.01(k)(i), (k)(iv) and (k)(v) above may not be accomplished prior to the Third Amendment Effective Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the Third Amendment Effective Date and the Borrower agrees to deliver or cause to be delivered such documents or instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within ninety (90) days after the Third Amendment Effective Date or such longer period as the Administrative Agent may agree in its reasonable discretion, and (b) if, and for so long as, the creation or perfection of pledges of or security interests in particular assets, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, such assets need not be pledged.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, on or after the Third Amendment Effective Date:

SECTION 6.01.                                                     Investments.  Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests in, evidences of Indebtedness or other securities of, or make any loans or advances to or Guarantees of the Indebtedness of (each, an “Investment”), any other person, except:

(a)                                  Investments in all of the outstanding stock of Massey;

(b)                                 Investments by the Borrower or any Restricted Subsidiary in Loan Parties or entities that become Loan Parties as a result of such Investments;

(c)                                  Investments by the Borrower or any Restricted Subsidiary in (x) Minority Ventures or Subsidiaries that are not Loan Parties or (y) entities that become Minority Ventures or Subsidiaries that are not Loan Parties as a result of such Investments; provided that at the time of such Investment (i) no Event of Default shall have occurred and be continuing and (ii) after giving effect thereto on a Pro Forma Basis as if such Investment had been made on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Borrower shall be in compliance with Sections 6.10 and 6.11;

(d)                                 other Investments by the Borrower or any Restricted Subsidiary; provided that, in the case of any such Investment, such Investment may only be made to the extent that the amount of such Investment when added to the aggregate amount outstanding of all other Investments made under this Section 6.01(d) on or after the Third Amendment Effective Date shall not exceed the greater of $500 million and 5% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

(e)                                  Investments made with or consisting of proceeds of Equity Issuance Proceeds, to the extent Equity Issuance Proceeds are not utilized to make a Restricted Payment pursuant to Section 6.06;

(f)                                    Investments of any Restricted Subsidiary acquired after the Third Amendment Effective Date or of a corporation merged into or consolidated with the Borrower or any Restricted Subsidiary in accordance with Section 6.04 hereof, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(g)                                 Permitted Investments;

(h)                                 Investments arising as a result of Permitted Receivables Financings;

(i)                                     Swap Agreements permitted pursuant to Section 6.12;

(j)                                     Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration for the disposition of assets permitted under Section 6.05;

(k)                                  accounts receivable, advances and prepayments and other trade credits made in the ordinary course of business;

(l)                                     Investments received in satisfaction or partial satisfaction of obligations of account debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers;

(m)                               Investments resulting from pledges and deposits made in the ordinary course of business;

(n)                                 loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)                                 Investments in the Equity Interests of the Borrower in connection with the purchase or redemption of Equity Interests held by then present or former directors, consultants, officers or employees of the Borrower or any of the Subsidiaries or by any Plan; and

(p)                                 Investments in the Equity Interests of the Borrower permitted by Section 6.06.

The amount of any Investment, other than a Guarantee, shall be (i) the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities (not in excess of the amount of Investments originally made).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

SECTION 6.02.                                                     Indebtedness.  Incur, create or assume any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 other Indebtedness; provided that (i) no Event of Default shall have occurred and be continuing and (ii) after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Borrower shall be in compliance with Sections 6.10 and 6.11;

(c)                                  the Senior Notes and any Permitted Refinancing Indebtedness thereof;

(d)                                 (x) Indebtedness of Massey and its subsidiaries to the extent such Indebtedness is outstanding on the Third Amendment Effective Date and, for each individual obligation in excess of $10 million, listed on Schedule 6.02(d), and (y) any Permitted Refinancing Indebtedness of any such Indebtedness (other than the Massey 3.25% Convertible Notes);

(e)                                  any Permitted Refinancing Indebtedness of Indebtedness listed on Schedule 6.02(e);

(f)                                    (i)  Permitted Notes in an aggregate principal amount, when aggregated with the amount of Additional Term Loans and Additional Revolving Facility Commitments outstanding pursuant to Section 2.20, not to exceed $1,250 million; provided that this limitation shall be increased by $750 million if, at the time of such incurrence, after giving effect on a Pro Forma Basis to such incurrence and to the incurrence of any Additional Term Loans and any Additional Revolving Facility Commitments (as if they were fully drawn on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b)) as if such incurrence had occurred on such day, the Senior Secured Leverage Ratio shall not be in excess of 1.00 to 1.00; provided further that the full amount of Indebtedness incurred pursuant to this clause (i) would have been permitted to be incurred under Section 2.20; (ii) Permitted Notes in excess of the amount permitted under the foregoing clause (i), the Net Cash Proceeds of which are applied to the permanent repayment of Term Loans pursuant to Section 2.11; (iii) Permitted Notes in excess of the amount permitted under the foregoing clause (i), subject to the proviso in Section 2.20(a)(iii); and (iv) in the case of Permitted Notes incurred under any of the foregoing clauses (i), (ii) and (iii), Permitted Refinancing Indebtedness in respect thereof;

(g)                                 Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(h)                                 Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money Indebtedness or other Indebtedness or preferred stock, or synthetic lease obligations with respect to assets of the Borrower or any Restricted Subsidiary and any Permitted Refinancing Indebtedness thereof; provided that the initial Indebtedness is incurred within 270 days after the acquisition, construction, lease, installation or improvement of such assets; provided, further, that, in the case of any such Indebtedness, such Indebtedness may only be incurred to the extent that the aggregate principal amount outstanding of such Indebtedness and all other Indebtedness incurred under this Section 6.02(h) on or after the Third Amendment Effective Date shall not exceed the greater of $500 million and 5% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

(i)                                     Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.05;

(j)                                     (x) (i) Indebtedness of a Restricted Subsidiary acquired after the Third Amendment Effective Date or a corporation merged into or consolidated with the Borrower or any Restricted Subsidiary after the Third Amendment Effective Date, (ii) Indebtedness incurred to finance the acquisition of a Restricted Subsidiary after the Third Amendment Effective Date or a corporation merged into or consolidated with the Borrower or any Restricted Subsidiary after the Third Amendment Effective Date and (iii) Indebtedness assumed or incurred in connection with the acquisition of assets, where such acquisition, merger or consolidation is permitted by the Agreement, and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, at any time prior to the occurrence of a Ratings Event, the aggregate principal amount outstanding of Indebtedness incurred under this Section 6.02(j) on or after the Third Amendment Effective Date shall not exceed the greater of $1,500 million and 15% of Consolidated Tangible Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

(k)                                  Guarantees of any Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder;

(l)                                     Indebtedness in connection with Permitted Receivables Financings;

(m)                               Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(n)                                 standby letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) securing Indebtedness having an aggregate face amount not in excess of $100 million;

(o)                                 Indebtedness supported by a Letter of Credit, or a letter of credit permitted by Section 6.02(n), in a principal amount outstanding not in excess of the stated amount of such Letter of Credit or such letter of credit;

(p)                                 Guarantees of Indebtedness of contractors and suppliers of the Borrower or any of the Restricted Subsidiaries or of persons who are not Affiliates of the Borrower and with whom the Borrower or any of its Restricted Subsidiaries has an existing business relationship in support of financing or bonding arrangements for such contractors or suppliers or such other person in connection with such business relationship; provided that the obligations of the Borrower or any of the Subsidiaries pursuant to this Section 6.02(p) shall not exceed $50 million at any time outstanding;

(q)                                 Indebtedness relating to the financing of insurance policy premiums; provided that (i) such insurance is for the benefit of the Loan Parties and (ii) the aggregate principal amount outstanding of Indebtedness permitted by this Section 6.02(q) shall not exceed $100 million at any time; and

(r)                                    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness permitted pursuant to this Section 6.02.

SECTION 6.03.                                                     Liens.  Create, incur, assume or permit to exist any Lien on any assets (including stock or other securities of any person, including any Restricted Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                  any Lien created under the Loan Documents or permitted in respect of any Collateral by the terms of the applicable Security Documents;

(b)                                 Liens securing Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of the incurrence of such Indebtedness or if later, at the time of the incurrence of the Lien, $100 million;

(c)                                  Liens securing the Indebtedness of Massey and its subsidiaries and any Permitted Refinancing Indebtedness thereof to the extent such Liens exist on the Third Amendment Effective Date;

(d)                                 Liens existing on the Third Amendment Effective Date and to the extent, for any individual Lien securing obligations in excess of $10 million, listed on Schedule 6.03(d) and any renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on such date (and extensions, renewals and refinancings of such obligations permitted by Section 6.02(e)) and shall not subsequently apply to any other assets of the Borrower or any Restricted Subsidiary;

(e)                                  Liens securing Permitted Notes or any Permitted Refinancing Indebtedness thereof so long as such Liens are subject to either the First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement or both, as applicable;

(f)                                    Liens (including the interests of vendors and lessors under conditional sale and title retention agreements) securing Indebtedness incurred under Section 6.02(h); provided that such Liens do not apply to any other assets of the Borrower or any Restricted Subsidiary not financed or refinanced by such Indebtedness (other than to accessions to such assets or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of assets provided solely by such lender;

(g)                                 Liens securing Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction;

(h)                                 Liens securing Indebtedness incurred under Section 6.02(j); provided that such Liens do not apply to any assets of the Borrower or its Restricted Subsidiaries other than (x) assets securing such Indebtedness at the date of the acquisition of such assets, (y) assets whose acquisition is financed or refinanced by such Indebtedness or (z) after-acquired assets subjected to such Liens;

(i)                                     Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(j)                                     Liens securing Guarantees incurred under Section 6.02(k) to the extent the Indebtedness subject to such Guarantee is secured;

(k)                                  Liens in respect of Permitted Receivables Financings;

(l)                                     Liens securing Indebtedness incurred under Section 6.02(n), Section 6.02(o) and Section 6.02(q);

(m)                               Liens on the Equity Interests of any Unrestricted Subsidiary to secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)                                 Liens securing obligations other than Indebtedness;

(o)                                 Liens on Excluded Assets and on leased real property as set forth in clause (1)(B) of the last paragraph of Section 5.10; and

(p)                                 Permitted Real Estate Encumbrances.

SECTION 6.04.                                                     Restrictions on Fundamental Changes.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) except that this Section shall not prohibit:

(a)                                  if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Restricted Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party, (iii) the merger or consolidation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution of any Restricted Subsidiary, if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, or change in form of entity of the Borrower or any Restricted Subsidiary; provided that, in the case of any such change in form of entity of the Borrower or a Loan Party, the Borrower shall give 15 days’ subsequent written notice to the Administrative Agent and the Collateral Agent of such change;

(b)                                 sales, transfers, leases or other dispositions of all or substantially all its assets (upon voluntary liquidation or otherwise) to the Borrower or a Restricted Subsidiary or entities that become Restricted Subsidiaries as a result of such sales, transfers, leases or other dispositions; provided that any such sales, transfers, leases or other dispositions by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; and

(c)                                  Investments permitted by Section 6.01, Asset Dispositions or Intracompany Disposals permitted by Section 6.05 and leases and other dispositions of assets not prohibited by Section 6.05.

SECTION 6.05.                                                     Asset Dispositions and Intracompany Disposals.  To engage in any Asset Disposition, except that this Section shall not prohibit:

(a)                                  a Sale and Lease-Back Transaction so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease (i) no Event of Default is continuing or would result therefrom and (ii) any such Sale and Lease-Back Transaction shall be consummated for fair market value as determined at the time of consummation in good faith by a Responsible Officer of the Borrower;

(b)                                 the sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(c)                                  the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(d)                                 dispositions of Rebuild Equipment by either of the Rebuild Companies;

(e)                                  licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(f)                                    transactions pursuant to any Permitted Gas Properties Transactions;

(g)                                 Permitted Asset Swaps;

(h)                                 the sale, transfer or other dispositions of any Freeport Assets;

(i)                                     Asset Dispositions not otherwise permitted by this Section 6.05, subject to the provisions of Section 2.11(c); and

(j)                                     Investments permitted by Section 6.01, Liens permitted by Section 6.03, transactions permitted by Section 6.04 and Restricted Payments permitted by Section 6.06.

Subject to the provisions of Section 2.11(d), the Borrower and its Restricted Subsidiaries may engage in any Intracompany Disposal.

SECTION 6.06.                                                     Restricted Payments.

(a)                                  Directly or indirectly:

(i)                                     declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose:

(ii)                                  make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (excluding the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(iii)                               make any Investment not permitted by Section 6.01;

(all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)                              no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)                                after giving effect to such Restricted Payment on a Pro Forma Basis as if such Restricted Payment had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Borrower shall be in compliance with Sections 6.10 and 6.11; and

(C)                                such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Third Amendment Effective Date pursuant to clauses (i), (ii) and (iii) of the next succeeding paragraph is less than the sum, without duplication, of:

(1)                                  50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from July 1, 2011 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)                                  Equity Issuance Proceeds, to the extent such Equity Issuance Proceeds are not utilized to make Investments pursuant to Section 6.01(e); plus

(3)                                  to the extent that any Restricted Investment that was made after the  Third Amendment Effective Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received (in each case, capped at the size of the initial Restricted Investment) in cash and the Fair Market Value of assets other than cash received; plus

(4)                                  to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Third Amendment Effective Date is redesignated as a Restricted Subsidiary after the Third Amendment Effective Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Borrower or a Restricted Subsidiary of the Borrower, 100% of the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(5)                                  100% of any dividends or distributions received by the Borrower or a Restricted Subsidiary of the Borrower after the Third Amendment Effective Date from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b)                                 The preceding provisions will not prohibit:

(i)                                     Restricted Payments in an amount not to exceed $35 million in 2011 and not to exceed $75 million in any calendar year thereafter (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(ii)                                  other Restricted Payments in an aggregate amount not to exceed $400 million since the Third Amendment Effective Date;

(iii)                               the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(iv)                              the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 6.06(a)(C)(2);

(v)                                 the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director, consultant or employee of the Borrower or any of its Restricted Subsidiaries or any Plan;

(vi)                              the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vii)                           any Restricted Payment made by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(viii)                        Restricted Payments arising as a result of Permitted Receivables Financings;

(ix)                                the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; and

(x)                                   any payments made or to be made in connection with the consummation of the Transactions.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 6.07.                  Transactions with Affiliates.

(a)           Sell or transfer any assets to, or purchase or acquire any assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of the Borrower, in each case involving aggregate consideration in excess of $20 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b)           The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)            transactions between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction (in each case, other than Intracompany Disposals),

(ii)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity incentive awards and equity incentive plans approved by or pursuant to authority delegated by a majority of the disinterested members, if any, of the Board of Directors of the Borrower or its Restricted Subsidiaries,

(iii)          loans or advances to employees of the Borrower or any of the Restricted Subsidiaries in accordance with Section 6.01(n),

(iv)          any employment agreement or employee benefit plan entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice,

(v)           the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business or otherwise as approved by or pursuant to authority delegated by a majority of the disinterested members, if any, of the Board of Directors of the Borrower or its Restricted Subsidiaries,

(vi)          transactions pursuant to any Permitted Receivables Financing,

(vii)         transactions pursuant to any Permitted Gas Properties Transactions,

(viii)        transactions otherwise permitted under Sections 6.01, 6.02, 6.04, 6.05 and 6.06, and

(ix)           any transaction in respect of which the Borrower delivers to the Administrative Agent either (x) a resolution to the Board of Directors of the Borrower to the effect that such transaction is reasonable and in the best interests of the Borrower or (y) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

SECTION 6.08.                  Business of the Borrower and the Subsidiaries.

(a)           Notwithstanding any other provisions hereof, engage at any time in any material business or business activity other than a Permitted Business, except where the failure to comply with this Section 6.08(a) would not reasonably be expected to have a Material Adverse Effect.

(b)           Notwithstanding any other provision of this Agreement, no Subsidiary that is a Special Purpose Receivables Subsidiary shall engage in any business or business activity other than a Permitted Receivables Financing and any business or business activities incidental or related thereto.

SECTION 6.09.                  Limitation on Modifications of Organizational Documents, Indebtedness and Certain Other Agreements, etc.

(a)           Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or any of the Restricted Subsidiaries.

(b)           Permit any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting of Liens by such Restricted Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)          applicable law, rule, regulation, order, approval, license, permit or similar restriction,

(B)           restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary,

(C)           contractual encumbrances or restrictions in effect under any Indebtedness outstanding on the Third Amendment Effective Date and under any Indebtedness otherwise permitted pursuant to this Agreement,

(D)          any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the assets securing such Indebtedness,

(E)           any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary,

(F)           encumbrances on property that exist at the time the property was acquired by the Borrower or a Restricted Subsidiary,

(G)           customary restrictions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale,

(H)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business,

(I)            customary provisions contained in leases or licenses and other similar agreements entered into in the ordinary course of business;

(J)            customary restrictions in connection with deposits in the ordinary course of business,

(K)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and

(L)           (x) restrictions described in clause (i) above, but only to the extent that such restrictions do not materially adversely affect the consolidated cash position of the Borrower and its Restricted Subsidiaries, or (y) restrictions described in clause (ii) above but only to the extent that such restrictions do not materially adversely affect the value of the Collateral granted to secure the Obligations.

SECTION 6.10.                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50 to 1.00.

SECTION 6.11.                  Leverage Ratio.  Permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 3.75 to 1.00.

SECTION 6.12.                  Swap Agreements.  Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap

Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.13.                  Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the Loans are in violation of law.

SECTION 6.14.                  Anti-Terrorism Law; Anti-Money Laundering.  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, in each case in any manner that would result in a violation of law by any Person (including, without limitation, any Loan Party or any Lender).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.                  Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)           any representation or warranty made or deemed made by the Borrower or any other Loan Party on or after the Third Amendment Effective Date in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished on or after the Third Amendment Effective Date in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b)           default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)           default shall be made in the due observance or performance by the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)            (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Restricted Subsidiaries, or of a substantial part of the assets of the Borrower or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Restricted Subsidiaries or for a substantial part of the assets of the Borrower or any other Restricted Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary (except, in the case of any Restricted Subsidiary, in a transaction permitted by Section 6.04); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Restricted Subsidiaries or for a substantial part of the assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            the failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $25 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)           one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(l)            (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the security agreements or to file UCC continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Borrower or the Restricted Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.                  Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or 5.0% of total revenues of the Borrower and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE AGENTS

SECTION 8.01.                  Appointment.

(a)           In order to expedite the transactions contemplated by this Agreement, (i) Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent, (ii) Morgan Stanley Senior Funding, Inc. is hereby appointed to act as a Syndication Agent and (iii) Bank of America, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, The Royal Bank of Scotland plc and Union Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each is hereby appointed to act as Co-Documentation Agents.  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any of its Restricted Subsidiaries pursuant to this Agreement as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all such rights and remedies in respect of such Collateral shall be implemented by the Collateral Agent.

(b)           Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto or to any Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02.                  Nature of Duties.  The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.  Each Lender recognizes and agrees that each Co-Documentation Agent, the Syndication Agent and the Lead Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

SECTION 8.03.                  Resignation by the Agents.  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500 million or an Affiliate of any such bank.  Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04.                  Each Agent in Its Individual Capacity.  With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Restricted Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05.                  Indemnification.  Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder, or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.  The agreements in this Section 8.05 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.  The term “Lender” shall, to the extent such indemnification obligation arose prior to such party’s resignation, replacement or assignment, for purposes of this Section 8.05, include any Swingline Lender and Issuing Bank.

SECTION 8.06.                  Lack of Reliance on Agents.  Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07.                  Withholding Taxes.  To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.07.  The agreements in this Section 8.07 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder. The term “Lender” shall, for purposes of this Section 8.07, include any Swingline Lender and Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.                  Notices.

(a)           Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Loan Party,

Alpha Natural Resources

One Alpha Place

Abingdon, Virginia 24212

Attention:      Office of General Counsel

Telecopy:      (276) 623-4321

(ii)           if to the Administrative Agent or the Collateral Agent,

Citicorp North America, Inc.

Citi Global Loans

1615 Brett Road OPS III

New Castle, Delaware 19720

Attention:      Mark Rosenthal

Telecopy:      (302) 323-3157

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention:  William Miller, Esq.

Telecopy:  (212) 378-2500

(iii)          if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent.  Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)           All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03.                  Binding Effect; Effectiveness.

(a)           This Agreement shall become binding when this Agreement shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies thereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

(b)           Until the Third Amendment Effective Date, the Second Amended and Restated Credit Agreement shall remain in full force and effect.  On the Third Amendment Effective Date, provided that the Third Amendment Effective Date occurs on or prior to the date specified in the last paragraph of Section 4.01, the Second Amended and Restated Credit Agreement shall be deemed amended by this Agreement and shall be superseded in all respects by this Agreement.

SECTION 9.04.                  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that

(i) other than pursuant to a merger permitted by Section 6.04(a), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants, to the extent provided in paragraph (c) of this Section, and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank, the Lenders, and to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment, except to the extent that the claim for any excess amounts results from a Change in Law after the assignment); provided, further, that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)           the Administrative Agent and, in the case of Revolving Facility Commitment, the Swingline Lenders and the Issuing Banks; provided that no consent of the Administrative Agent, the Swingline Lenders or the Issuing Banks, as applicable, shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Revolving Facility Lender immediately prior to giving effect to such assignment or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent, and subject to the same documentary requirements, as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements and limitations of such sections as if it were a Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in law after the sale of the participation takes place.

(iii)          Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, including specifying any such Participant’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.                  Expenses; Indemnity.

(a)           The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents and the Lead Arrangers and Haynes & Boone, LLP, special mining counsel for the Agents and Lenders, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel, including the reasonable fees, charges and disbursements of counsel for the Agents, the Lead Arrangers, any Issuing Bank or any Lender (but no more than one outside counsel for any Lender).

(b)           The Borrower agrees to indemnify the Agents, the Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted or brought against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any actual or proposed use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction (any such Indemnitee and its Related Parties treated, for this purpose only, as a single Indemnitee).  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries, or by any predecessor of the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)           Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense.  The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d)           Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(e)           To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee by the Loan Parties or their Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 9.06.                  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07.                  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.                  Waivers; Amendment.

(a)           No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii)           increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii)          extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv)          amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)           amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Third Amendment Effective Date);

(vi)          release all or substantially all the Collateral or release any of the Borrower or any Subsidiary Guarantor from its Guarantee, unless such release occurs pursuant to Section 9.18 or 9.19, without the prior written consent of each Lender; or

(vii)         effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)           Without the consent of any Lead Arranger, Syndication Agent, Co-Documentation Agent or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)           In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing (for avoidance of doubt any such less favorable terms shall apply only to the Refinanced Term Loans and not to the Revolving Facility Loans).

(f)            Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Additional Term Loan Commitments or Additional Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

(g)           For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 9.08 or elsewhere in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Administrative Agent for the purpose of including one or more Incremental Loan Facilities contemplated and on the terms and conditions in Section 2.20, by (i) increasing the aggregate amount of Commitments under any of the respective Facilities and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other commitments and Obligations contemplated herein and therein.

SECTION 9.09.                  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.                  Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.                  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14.                  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.                  Jurisdiction; Consent to Service of Process.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16.                  Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal or regulatory process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates, auditors and its, and its Affiliates’, respective partners, directors, officers, employees, agents, advisors and other representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 9.16).

SECTION 9.17.                  Citigroup Direct Website Communications.

(a)           Delivery.  (i)  Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Co-Documentation Agents, the Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)           The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)           Posting.  Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.18.                  Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets (including any Equity Interests) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, or any Subsidiary Guarantor is designated as an Unrestricted Subsidiary pursuant to Section 5.13, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence the release of any Liens created by any Loan Document in respect of such assets (or, in the case of the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary, the assets of such Subsidiary Guarantor), and, in the case of a disposition of the Equity Interests of any Subsidiary Guarantor in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Guarantor would cease to be a Wholly Owned Domestic Subsidiary, or in the case of a designation of a Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to Section 5.13, evidence the termination of such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement.  In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to evidence the termination of the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.  In addition, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower (at the Borrower’s expense) to evidence the release of any Liens created by any Loan Document in respect of Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing.  Any requirement for the Collateral Agent to take such action to evidence the releases of any Liens as set forth above shall be subject to the Collateral Agent’s receipt of a certification by the Borrower and applicable Loan Party stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

SECTION 9.19.                  Release of Collateral upon a Ratings Event.

(a)           Upon the occurrence of a Ratings Event, at the Borrower’s written request, any Lien granted by the Loan Parties under the Collateral Documents (other than Liens on Equity Interests) shall be released (the “Collateral Release”).  In the event that any action is required to evidence the Collateral Release, the Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at the Borrower’s expense, to take any such action, including the execution and delivery of such documents, as any Loan Party may reasonably request to evidence such release subject to the Collateral Agent’s receipt of a certification by the Borrower and applicable Loan Party stating that a Rating Event has occurred.

(b)           If, at any time after a Collateral Release for a period of twelve (12) consecutive months, the Borrower’s corporate credit rating and corporate family rating are below either (A) both (x) BB+ (stable) from S&P and (y) Ba1 (stable) from Moody’s or (B) either (x) BB (stable) from S&P or (y) Ba2 (stable) from Moody’s, at the request of the Administrative Agent, the Borrower shall, and shall cause any other Loan Party to, reinstate any Lien released pursuant to the Collateral Release within ninety (90) days or such longer period as the Administrative Agent may agree in its reasonable discretion.

SECTION 9.20.                  U.S. Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 9.21.                  No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.22.                  Mortgaged Properties Acknowledgment.  Each Lender by making or acquiring a Loan or interest therein or issuing a Letter of Credit acknowledges that no title insurance policies or surveys were or will be obtained with respect to Mortgages or Additional Mortgages encumbering Mortgaged Property.  Consequently, there is a substantial risk that the Mortgages and Additional Mortgages encumbering any such Mortgaged Property (a) may be invalid or ineffective and, in such event, the Lenders would not have any recovery as a secured creditor or under any title insurance policy with respect thereto, (b) may be subject to title defects and other Liens that could have an adverse effect on the value of the Mortgaged Property or the Lenders’ ability to recover against same and (c) may not include all of the Mortgaged Property intended to be encumbered by a Mortgage or Additional Mortgage.  Each Lender agrees that neither the Administrative Agent, the Joint Lead Arrangers, the Joint Book Managers, the Co Documentations Agents, the Syndication Agent, the Borrower (and its Subsidiaries) nor any of their officers, directors, agents, attorneys or other representatives shall have any liability to any Lender as a result of the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALPHA NATURAL RESOURCES, INC.,
as Borrower

By:	/s/ Frank J. Wood
Name: Frank J. Wood
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

CITICORP NORTH AMERICA, INC.,
as Administrative Agent, as Collateral Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Michael J. Mozer
Name: Michael J. Mozer
Title: Vice President

BRANCH BANKING AND TRUST COMPANY
as a Lender

By:	/s/ Hugh Ferguson
Name: Hugh Ferguson
Title: Senior Vice President

BANK OF MONTREAL, CHICAGO BRANCH
as a Lender

By:	/s/ Joseph W. Linder
Name: Joseph W. Linder
Title: Vice President

BANK OF AMERICA, N.A.
as Issuing Bank and a Lender

By:	/s/ Adam H. Fey
Name: Adam H. Fey
Title: Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Charles Stewart
Name: Charles Stewart
Title: Director

Credit Agricole Corporate and Investment Bank
as a Lender

By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ Matthias Guillet
Name: Matthias Guillet
Title: Director

Deutsche Bank Trust Company Americas,
as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

GOLDMAN SACHS BANK USA
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Brian Knapp
Name: Brian Knapp
Title: Vice President

Morgan Stanley Senior Funding, Inc.
as a Lender

By:	/s/ Kevin D. Emerson
Name: Kevin D. Emerson
Title: Authorized Signatory

PNC Bank, National Association
as Issuing Bank and a Lender

By:	/s/ Richard C. Munsick
Name: Richard C. Munsick
Title: Senior Vice President

Royal Bank of Scotland plc
as a Lender

By:	/s/ Lizabeth Lary
Name: Lizabeth Lary
Title: Authorized Signatory

Sovereign Bank
as a Lender

By:	/s/ Robert D. Lanigan
Name: Robert D. Lanigan
Title: Senior Vice President

Sumitomo Mitsui Banking Corporation
as a Lender

By:	/s/ William M. Ginn
Name: William M. Ginn
Title: General Manager

Union Bank, N.A.
as Issuing Bank and a Lender

By:	/s/ Dennis G. Blank
Name: Dennis G. Blank
Title: Vice President

UBS Loan Finance LLC
as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

U.S. Bank National Association,
as a Lender

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Asst. Vice President

Wells Fargo Bank N.A.
as a Lender

By:	/s/ Jeffrey Linick
Name: Jeffrey Linick
Title: Senior Vice President